Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146977

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 7, 2007

$50,000,000

RadiSys Corporation

2.75% Convertible Senior Notes due 2013

We are offering $50.0 million aggregate principal amount of our 2.75% Convertible Senior Notes due 2013 (the “notes”). We will pay interest on the notes semi-annually, in arrears, on each August 15 and February 15, beginning on August 15, 2008, to the holders of record at the close of business on the preceding August 1 and February 1, respectively. The notes mature on February 15, 2013.

Holders may convert their notes into a number of shares of our common stock determined as set forth in this prospectus supplement, which we refer to as the conversion rate, at their option on any day to and including the business day prior to the maturity date. The notes will initially be convertible into 76.7448 shares of common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $13.03 per share), subject to adjustment upon the occurrence of certain events.

Upon the occurrence of a fundamental change, holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, if certain fundamental changes occur, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock.

The notes will be our general unsecured obligations and will rank equal in right of payment to all of our existing and future senior indebtedness, including our 1.375% Convertible Senior Notes due 2023, and senior in right of payment to our future subordinated debt. Our obligations under the notes will not be guaranteed by, and will be effectively subordinated in right of payment to all existing and future obligations of, our subsidiaries and will be effectively subordinated in right of payment to our future secured indebtedness to the extent of the assets securing such debt.

The notes are a new issue of securities for which there currently is no market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is listed on The Nasdaq Global Select Market under the symbol “RSYS”. The last reported sale price of our common stock on The Nasdaq Global Select Market on February 6, 2008 was $10.26 per share.

The underwriter has the option to purchase, within 30 days from the date of the underwriting agreement for the notes, up to an additional $5.0 million aggregate principal amount of the notes solely to cover over-allotments, if any, on the terms described herein.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-12.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to RadiSys (before expenses)
Per Note	100.0%	3.5%	96.5%
Total	$50,000,000	$1,750,000	$48,250,000

(1)	Plus accrued interest, if any from February 12, 2008.

Delivery of the notes in book-entry form will be made only through The Depository Trust Company (“DTC”) on or about February 12, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is February 6, 2008.

In making your investment decision, you should rely only on the information contained in this prospectus supplement and the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and those documents incorporated by reference herein. Neither we nor the underwriter have authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus supplement and the accompanying prospectus and any document incorporated by reference may only be accurate on the date of such document.

In this prospectus supplement, unless expressly stated otherwise or unless the context otherwise requires, “RadiSys Corporation”, “RadiSys”, “we”, “us” and “our” refer to RadiSys Corporation and its consolidated subsidiaries.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, contain forward looking statements. All statements that relate to future events or to our future performance are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intend,” or other comparable terminology. Some of the forward looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include:

•	our statements concerning our beliefs about the success of our shift in business strategy from perfect fit (custom) solutions to standards-based solutions;

•	the adoption by our customers of standards-based solutions, such as Advanced Telecommunications Architecture (“ATCA”);

•	the size of the addressable market for ATCA;

•	estimates of anticipated revenue from design wins;

•	estimates and future expectations regarding our revenues from our wireless market;

•	expectations and goals for revenues, gross margin, research and development expenses, selling, general, administrative expenses and profits;

•	estimates and impact of stock-based compensation expense;

•

expectations about the benefits from and integration of the operations, technologies, products or personnel from the acquisition of Convedia Corporation (“Convedia”) and the acquisition of certain assets of the modular communications platform division (“MCPD”) business, including products in the ATCA and compact PCI lines, from Intel Corporation (“Intel”);

•	estimates and impacts of the costs of the acquisition of Convedia and of MCPD from Intel;

•	the impact of our restructuring events on future revenues;

•	currency exchange rate fluctuations, changes in tariff and trade policies and other risks associated with foreign operations;

•	our projected liquidity;

•	matters affecting the embedded system industry, including changes in industry standards, changes in customer requirements and new product introductions; and

•	the matters described in “Risk Factors.”

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference into this prospectus supplement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus supplement, other than as may be required by applicable law or regulation. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the Securities and Exchange Commission (“SEC”) and in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

S-ii

SUMMARY

This summary contains a general overview of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and page 4 of the accompanying prospectus. We obtained the industry data used throughout this prospectus supplement and the documents incorporated by reference from industry publications that we believe to be reliable, but we have not independently verified this information.

RadiSys Corporation

RadiSys Corporation is a leading provider of advanced embedded solutions for the communications networking and commercial systems markets. Through innovative product planning, intimate customer collaboration, and the combination of innovative technologies and industry leading architecture, we help original equipment manufacturers (“OEMs”), systems integrators and solution providers bring better products to market faster and more economically. Our products include embedded boards, application enabling platforms and turn-key systems, which are used in today’s complex computing, processing and network intensive applications.

Our Markets

We provide application enabling solutions to the following two distinct markets:

Communications Networking—The communications networking market consists primarily of networking infrastructure and applications for deployment within the wireless and IP networking and messaging markets. Applications in these markets include 2, 2.5 and 3G wireless infrastructure products, IP media server platforms, packet based switches, unified messaging solutions, voice messaging, multimedia messaging, video distribution, network access, security and switching applications.

Commercial Systems—The commercial systems market includes the following sub-markets: medical systems, test and measurement equipment, transaction terminals and industrial automation equipment. Examples of products which incorporate our commercial embedded solutions include ultrasound equipment, X-Ray, MRI, immunodiagnostics and hematology systems, CAT Scan imaging equipment, network and production test equipment, consumer transaction terminals, semiconductor manufacturing equipment and electronics assembly equipment.

Market Drivers

We believe there are a number of fundamental drivers for growth in the embedded solutions market, including:

•

Increasing desire by OEMs to utilize standards-based, merchant-supplied modular building blocks and platforms to develop their new systems. We believe OEMs are combining their internal development efforts with merchant-supplied building blocks and platforms from partners like RadiSys to deliver a larger number of more valuable new products to market faster at a lower total cost.

•

Increasing usage levels of general purpose technologies, such as Ethernet, IP, Linux, media processing and central processing units (“CPUs”), graphics processing units and network processing units (“NPUs”), to provide programmable, intelligent and networked functionality to a wide variety of applications, including wireless, wireline and data communications, network security, image processing, transaction and monitoring and control.

•

Increasing demand for standards-based solutions, such as ATCA, Session Initiation Protocol, IP Multimedia Subsystem and Computer-on-Module Express (“COM Express”), which motivates system makers to take advantage of proven and validated standards-based products.

Our Solutions

We provide our customers with standards-based and perfect fit (custom) advanced embedded solutions that enable them to focus their resources and development efforts on their key areas of differentiation and allow them to provide higher value systems with a time-to-market advantage and a lower total cost.

Key benefits of our solutions include:

Broad portfolio of embedded solution products. Our product lines include a large portfolio of embedded solutions, integrated platforms and turnkey systems. Our product portfolio allows us to address a range of customer requirements and applications. We believe that over time many of our customers will increasingly rely on a smaller set of vendors who can address a broader set of their embedded solution needs.

Deep pool of technical resources. Our research and development staff has extensive experience in designing embedded hardware and software solutions. Our customers benefit from the broad array of standards-based solutions that our R&D staff continues to develop and support, as well as our staff’s experience in designing perfect fit solutions for our customers.

Reduced time to market. We offer standards-based, ready-made solutions such as ATCA-based solutions for the communications networking market and COM Express solutions for the commercial market. These standards-based solutions combined with our strong technical resources provide our OEM customers with more flexibility and reduced time-to-market than if they developed these solutions internally.

Leading, high-performance technology. We have been the first to market with many technological advancements such as the industry’s first 10-Gigabit common managed platform, and we are a leader in areas such as IP conferencing and COM Express new product development. Our design capabilities extend to CPUs, NPUs, digital signal processing and integrated software managed platforms, such as media and application servers, as well as many other areas.

Our Strategy

Build market leadership in standards-based advanced embedded solutions in our target markets. We believe this strategy enables our customers to focus their resources and development efforts on their key areas of competency allowing them to provide higher value systems with a time-to-market advantage and a lower total cost. We are currently one of the leading vendors in ATCA and COM Express embedded solutions, as well as IP Media Servers. We intend to continue to invest significant research and development and sales and marketing resources to build our presence in these market segments.

Develop our offering of higher value platform solutions. Historically, the majority of our revenues have been from the sale of boards or blades. While we will continue to focus on these product segments, we are also spending considerable resources developing turnkey platform solutions that incorporate complete hardware systems as well as embedded software developed by us or third parties. These platforms provide an additional revenue opportunity for us, and we believe revenues from these products have the potential to generate higher average selling prices and higher gross margins than those provided from the sale of boards or blades.

Expand our global customer base. We continue to expand the number of customers that we work with, particularly as more customers become aware of the benefits of standards-based embedded solutions. Our global reach allows us to market our solutions to most leading system vendors in our target markets. In addition, our acquisitions of Convedia and Intel’s MCPD business provide us access to additional customers to whom we intend to market our full product line.

Explore new partnerships and strategic acquisitions as a means to build leadership in our target markets. We continue to investigate partnerships and strategic relationships which can expand the number of solutions we offer and increase our market reach. We also continue to evaluate potential acquisition opportunities to acquire new capabilities which can help us achieve our strategic goals. For example, in the last two years, we have acquired Convedia, a closely-held vendor of IP media servers, and the MCPD business, including products in the ATCA and compact PCI lines, of Intel.

Corporate History

RadiSys Corporation was incorporated in March 1987 under the laws of the State of Oregon. Our common stock is listed on the Nasdaq Global Select Market under the symbol “RSYS.” Our principal offices are located at 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124. Our telephone number is (503) 615-1100. Our website address is www.radisys.com. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of ATCA and Compact PCI Product Lines from Intel Corporation

On September 12, 2007, we completed the acquisition of certain assets of the MCPD business, including products in the ATCA and compact PCI lines, of Intel. In connection with the completion of the acquisition, we paid to Intel approximately $31.8 million in cash. The acquisition is expected to further our global leadership position in ATCA platforms and solutions for telecommunication equipment manufacturers worldwide. The addition of the Intel modular communication assets to our award winning Promentum™ product family is also expected to help us broaden our customer base and expand our addressable market.

The foregoing summary of the MCPD acquisition does not purport to be complete and is qualified in its entirety by reference to the amended and restated purchase agreement filed as an exhibit to our amended Current Report on Form 8-K/A filed with the SEC on November 1, 2007.

Preliminary Financial Results for the Three Months and Year Ended December 31, 2007

On February 5, 2008, we announced our unaudited financial results for the three months and year ended December 31, 2007. The following financial information is preliminary and may be subject to adjustments in connection with the preparation and filing of our audited consolidated financial statements in our Annual Report on Form 10-K. The preliminary financial information should be read in conjunction with our financial statements, related notes and other financial information in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
Revenues	$99,219	$60,701	$325,232	$292,481
Cost of sales:
Cost of sales	73,044	43,758	238,392	213,525
Amortization of purchased technology(1)	5,003	—	15,002	—

Total cost of sales	78,047	43,758	253,394	213,525

Gross margin	21,172	16,943	71,838	78,956
Research and development	12,158	11,270	46,242	41,492
Selling, general, and administrative	12,728	11,227	47,874	39,330
Intangible assets amortization	1,304	4,255	4,428	6,224
In-process research and development charge	—	—	—	14,000
Restructuring and other charges (reversals)	27	313	1,418	139

Loss from operations	(5,045)	(10,122)	(28,124)	(22,229)
Interest expense	(399)	(431)	(1,678)	(1,732)
Interest income	1,459	1,847	6,405	9,348
Other income (expense), net	(18)	408	(169)	851

Loss before income tax provision	(4,003)	(8,298)	(23,566)	(13,762)
Income tax provision (benefit)	(1,613)	(2,827)	(6,014)	(746)

Net loss	$(2,390)	$(5,471)	$(17,552)	$(13,016)

Net loss per share:
Basic	$(0.11)	$(0.25)	$(0.80)	$(0.62)

Diluted(2)	$(0.11)	$(0.25)	$(0.80)	$(0.62)

Weighted average shares outstanding:
Basic	22,107	21,572	21,883	21,158

Diluted(2)	22,107	21,572	21,883	21,158

(1)	For the three months and year ended December 31, 2007, amortization of intangible assets that directly contribute to our revenue generating process has been reclassified to cost of sales.
(2)	For the three months and year ended December 31, 2006 and 2007, as-if converted shares associated with our outstanding convertible senior notes and our then-outstanding convertible subordinated notes were excluded from the calculation as the effect would be anti-dilutive. For the three months and year ended December 31, 2007 and 2006, the total number of as-if converted shares associated with our outstanding convertible senior notes was 4.2 million. For the three months and year ended December 31, 2007, options amounting to 3.3 million shares were excluded from the calculation as we were in a loss position. For the three months and year ended December 31, 2006, options amounting to 3.1 million shares were excluded from the calculation as we were in a loss position.

Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$50,522	$23,734
Short-term investments, net	72,750	102,250
Accounts receivable, net	70,548	42,549
Other receivables	2,678	3,782
Inventories, net	23,101	35,184
Other current assets	4,655	4,609
Assets held for sale	644	3,497
Deferred tax assets	7,735	5,779

Total current assets	232,633	221,384
Property and equipment, net	11,233	11,075
Goodwill	67,644	67,183
Intangible assets, net	38,779	42,935
Long-term investments, net	—	10,000
Long-term deferred tax assets	38,832	24,531
Other assets	3,987	4,546

Total assets	$393,108	$381,654

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$49,675	$39,699
Accrued wages and bonuses	8,101	5,995
Accrued interest payable	172	222
Accrued restructuring	68	329
Deferred revenue	5,308	1,242
Convertible subordinated notes, net	—	2,410
Convertible senior notes, net	97,548	—
Other accrued liabilities	8,675	9,912

Total current liabilities	169,547	59,809

Long-term liabilities:
Convertible senior notes, net	—	97,412
Other long-term liabilities	3,585	978

Total long-term liabilities	3,585	98,390

Total liabilities	173,132	158,199

Shareholders’ equity :
Preferred stock—$.01 par value, 5,664 shares authorized; none issued or outstanding	—	—
Common stock—no par value, 100,000 shares authorized; 22,312 and 21,835 shares issued and outstanding at December 31, 2007 and December 31, 2006	226,873	212,887
Retained earnings (deficit)	(11,285)	6,555
Accumulated other comprehensive income:
Cumulative translation adjustments	4,388	4,013

Total shareholders’ equity	219,976	223,455

Total liabilities and shareholders’ equity	$393,108	$381,654

Amendment to Articles of Incorporation

On January 29, 2008, our board of directors approved Articles of Amendment to our Second Restated Articles of Incorporation that reflect a reduction in the number of authorized shares of preferred stock. The number of authorized shares of preferred stock was reduced from 10,000,000 to 5,663,952 shares as a result of prior conversions of preferred stock into common stock. Section 60.177 of the Oregon Business Corporation Act provides that the board of directors may adopt this housekeeping amendment without shareholder action. The Articles of Amendment were filed with the Oregon Secretary of State on January 30, 2008.

The Offering

Issuer	RadiSys Corporation

Notes Offered	$50.0 million aggregate principal amount (or $55.0 million aggregate principal amount if the underwriter exercises in full its option to purchase additional notes solely to cover over-allotments, if any) of 2.75% Convertible Senior Notes due 2013, which we refer to as the “notes.”

Maturity Date	February 15, 2013, unless earlier repurchased or converted.

Interest Payment Dates	August 15 and February 15 of each year, beginning on August 15, 2008.

Interest	2.75% per annum, payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes will be our general unsecured obligations and will:

•	rank equal in right of payment to all of our existing and future senior indebtedness, including our 1.375% Convertible Senior Notes due 2023 (the “2023 convertible notes”);

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	be effectively subordinated in right of payment to all of our future secured obligations to the extent of the collateral securing such obligations.

At December 31, 2007, we had $100.0 million aggregate principal amount of senior indebtedness outstanding (excluding the notes), none of which was secured, and our subsidiaries had no indebtedness outstanding and approximately $7.3 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). The indenture governing the notes does not limit our ability or the ability of our subsidiaries to incur debt, including senior indebtedness.

Conversion	Holders may convert their notes at their option on any day to and including the business day immediately preceding the maturity date into a number of shares of our common stock equal to the conversion rate, subject to adjustment in certain circumstances.

Except as described in “Description of the Notes—Conversion of Notes,” upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest or additional interest.

Conversion Rate	The initial conversion rate of the notes is 76.7448 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “Description of the Notes—Conversion Rate Adjustments—Adjustment Events.” The initial conversion rate is equivalent to a conversion price of approximately $13.03 per share. In addition, if certain fundamental changes occur, we may be required in certain circumstances to increase the conversion rate.

The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change, will not exceed 97.4659 for the notes (which is equal to a conversion price of $10.26 per share); provided, however, such maximum conversion rate will be appropriately adjusted for conversion rate adjustments described in “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments—Adjustment Events.”

Purchase at Holder’s Option upon a Fundamental Change	A holder may require us to repurchase some or all of its notes for cash upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, in each case to, but not including, the repurchase date. See “Description of the Notes—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate Adjustment upon Certain Fundamental Changes	If certain fundamental changes occur, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock. A description of how the conversion rate will be increased and a table showing the conversion rate that would apply at various stock prices and fundamental change adjustment dates are set forth under “Description of the Notes—Conversion of Notes—Conversion Rate—Increase of Conversion Rate upon Certain Fundamental Changes.”

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds from the sale of the notes will be approximately $38.5 million (or approximately $42.4 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions, estimated offering expenses and the cost of the capped call transaction that we expect to enter into with an affiliate of Credit Suisse Securities (USA) LLC, who we refer to as the hedge counterparty.

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include repurchasing a portion of our 2023 convertible notes in the open market or in privately negotiated transactions and other purposes. See “Use of Proceeds.”

Capped Call Transaction	In connection with the issuance of the notes, we expect to enter into a capped call transaction with the hedge counterparty. The capped call transaction is expected to reduce the potential dilution with respect to our common stock upon conversion of the notes to the extent described in “Description of Capped Call Transaction.” In connection with hedging the capped call transaction, the hedge counterparty or affiliates thereof:

•	expect to purchase our common stock and/or enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

In addition, the hedge counterparty or its affiliates may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions prior to the maturity of the notes, which could adversely affect the price of our common stock and the notes.

For a discussion of the impact of any market or other activity by the hedge counterparty or its affiliates in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The capped call transaction may affect the value of the notes and our common stock,” “Description of Capped Call Transaction” and “Underwriting.”

Trustee and Paying Agent	The Bank of New York Trust Company, N.A.

DTC Eligibility	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Form.”

Listing and Trading	The notes will not be listed on any securities exchange. Our common stock is listed on The Nasdaq Global Select Market under the symbol “RSYS.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Summary Consolidated Financial Data

The summary consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from the audited consolidated financial statements of RadiSys that are incorporated by reference herein, and are qualified by reference to such financial statements. The summary consolidated statement of operations data below for the nine months ended September 30, 2006 and 2007 and the summary consolidated balance sheet data as of the nine months ended September 30, 2007 have been derived from the unaudited condensed consolidated financial statements of RadiSys that are incorporated by reference herein. Our unaudited condensed consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the results, have been included. Historical results are not necessarily indicative of future results and results for the nine months ended September 30, 2007 are not necessarily indicative of results to be expected for the full year. The following data includes the accounts of RadiSys and its consolidated subsidiaries and should be read in conjunction with the consolidated financial statements, related notes and other financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$245,824	$260,234	$292,481	$231,780	$226,013
Cost of Sales	166,652	183,398	213,525	169,767	175,347

Gross margin	79,172	76,836	78,956	62,013	50,666
Income (loss) from operations	17,272	13,788	(22,229)	(12,107)	(23,079)
Income (loss) before income tax provision (benefit)	16,264	17,143	(13,762)	(5,464)	(19,563)
Income tax provision (benefit)	3,253	1,185	(746)	2,081	(4,401)

Net income (loss)	$13,011	$15,958	$(13,016)	$(7,545)	$(15,162)

Net income (loss) per share:
Basic	$0.69	$0.79	$(0.62)	$(0.36)	$(0.70)

Diluted	$0.59	$0.68	$(0.62)	$(0.36)	$(0.70)

Weighed average shares outstanding:
Basic	18,913	20,146	21,158	21,019	21,808

Diluted	23,823	24,832	21,158	21,019	21,808

	As of September 30, 2007
	Actual	As Adjusted(1)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$30,245	$68,713
Short-term investments, net	70,000	70,000
Working capital	142,722	181,190
Total assets	380,524	421,293
Convertible notes and other long-term obligations	100,227	150,227
Total liabilities	161,529	211,529
Total shareholders’ equity	218,995	209,764
Total liabilities and shareholders’ equity	$380,524	$421,243

(1)	Reflects the sale by us of $50.0 million aggregate principal amount of notes, after deducting underwriting discounts and commissions, estimated offering expenses and the cost of the capped call transaction.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,								Nine Months Ended September 30,
	2002	2003		2004		2005		2006	2006	2007
Ratio of earnings to fixed charges(1)(2)	—	2.1	x	5.1	x	7.9	x	—	—	—

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net income (loss) from operations plus income (loss) from equity investees, fixed charges and amortized capital interest less interest capitalized. For this purpose, “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.
(2)	For the nine months ended September 30, 2006 and 2007 and for the years ended December 31, 2002 and 2006, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for each period was $5.5 million, $19.6 million, $4.5 million and $13.8 million, respectively.

RISK FACTORS

An investment in our securities involves risks. You should consider the risks discussed below or elsewhere in this prospectus supplement and the accompanying prospectus, including those set forth under the heading “Forward-Looking Statements,” and in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement and the accompanying prospectus or in our SEC filings, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, the trading price of our common stock and the notes could decline substantially.

Risks Related to Our Business

Because of our dependence on certain customers, the loss of, or a substantial decline in sales to, a top customer could have a material adverse effect on our revenues and profitability.

For the nine months ended September 30, 2007 and the year ended December 31, 2006, we derived 67.2% and 66.7%, respectively, of our revenues from our five largest customers during these periods. These five customers were Nokia Siemens Networks, Nortel, Comverse, Philips Medical Systems and Avaya. During 2006, revenues attributable to Nokia Siemens Networks (including the revenues of Nokia and Siemens Networks prior to their business combination) and Nortel were 40.9% and 10.3%, respectively. During the three and nine months ended September 30, 2007, we derived 52.0% and 42.1%, respectively, of our revenues from Nokia Siemens Network. Because of our significant customer concentration, our largest customers have additional pricing power over us. Further, a financial hardship experienced by, or a substantial decrease in sales to, any one of our top customers could materially affect our revenues and profitability. Generally, these customers are not the end-users of our products. If any of these customers’ efforts to market the products we design and manufacture for them or the end products into which our products are incorporated are unsuccessful in the marketplace, our design wins, sales and/or profitability will be significantly reduced. Furthermore, if these customers experience adverse economic conditions in the end markets into which they sell our products, we would expect a significant reduction in spending by these customers. Some of these end markets are characterized by intense competition, rapid technological change and economic uncertainty. Our exposure to economic cyclicality and any related fluctuation in demand from these customers could have a material adverse effect on our revenues and financial condition.

We are shifting our business from predominately perfect fit (custom) solutions to more standards-based products, such as ATCA, Computer on Module Express and IP Media Servers. This requires substantial expenditures for R&D that could adversely affect our short-term earnings and, if this strategy is not successful, could have a material adverse effect on our long-term revenues, profitability and financial condition.

We are shifting our business from predominately perfect fit solutions, or custom, to more standards-based solutions, such as ATCA, Computer on Module Express and IP Media Server products. We believe that over the next several years customers will increasingly design their embedded computing platforms around standards-based architectures and increasingly source embedded solutions from third-party suppliers, such as RadiSys. However, there can be no assurance that this strategy will be successful. This strategy requires us to make substantial expenditures for R&D in new technologies, which we reflect as a current expense in our financial statements. Most of these investments are not expected to result in significant revenues for at least 12 to 24 months. Accordingly, these expenditures could adversely affect our short-term earnings. In addition, there is no assurance that these new products and technologies will be accepted by our customers and, if accepted, how large the market will be for these products or what the timing will be for any meaningful revenues. Customers may not choose to use standards-based products to the extent that we are projecting or in the timeframe that we are projecting, and if customers instead continue to use perfect fit architectures when designing their systems, we may not be well positioned to receive orders for such projects, or if we do receive such orders, they may not be profitable given our operational focus on standards-based solutions. If we are unable to successfully develop and sell standards-based products to our customers, our revenues, profitability and financial condition could be materially adversely affected. Additionally, if we successfully develop standards-based products we may incur incremental R&D expenses as we tailor the standards-based products for our customers. Furthermore, we are building standards-based products to meet industry standards that define the basis of compatibility in operation and communication of a system supported by different vendors. Those standards constantly change and new competing standards emerge. The development or adaptation of products and technologies requires us to commit financial resources, personnel and time significantly in advance of sales. In order to compete, our decisions with respect to those commitments must accurately anticipate, sometimes two years or more in advance, both future demand and the technologies that will win market acceptance to meet that demand.

Our projections of future revenues and earnings are highly subjective and may not reflect future results which could cause volatility in the price of our common stock and, consequently, the price and value of the notes.

We have contracts with most of our major customers but these contracts do not commit them to purchase a minimum amount of our products. These contracts generally require our customers to provide us with forecasts of their anticipated purchases. However, our experience indicates that customers can change their purchasing patterns quickly in response to market demands, changes in their management or strategy or other factors and therefore these forecasts may not be relied upon to accurately forecast sales. From time to time we provide projections to our shareholders and the investment community of our future sales and earnings. Since we do not have long-term purchase commitments from our major customers and the customer order cycle is short, it is difficult for us to accurately predict the amount of our sales and related earnings in any given period. Our projections are based on management’s best estimate of sales using historical sales data, information from customers and other information deemed relevant. These projections are highly subjective since sales to our customers can fluctuate substantially based on the demands of their customers and the relevant markets. Our period to period revenues have varied in the past and may continue to vary in the future. Unanticipated reductions in purchase orders from our customers may also result in our having to write off excess or obsolete inventory. In addition and as stated above, we have a high degree of customer concentration. Any significant change in purchases by any one of our large customers can significantly affect our sales and profitability.

If demand for our products fluctuates, our revenues, profitability and financial condition could be adversely affected. Important factors that could cause demand for our products to fluctuate include:

•	changes in customer product needs;

•	changes in the level of customers’ inventory;

•	changes in business and economic conditions;

•	changes in the mix of products we sell; and

•	market acceptance of our products.

For example, in the fourth quarter of 2005 and the fourth quarter of 2006, we experienced unanticipated, significant reductions in anticipated purchases by Nokia, which adversely impacted our results of operations for the quarters in which it occurred. While it is difficult to forecast customer demand, we anticipate that we will experience a decline in purchases by Nokia Siemens Networks in the first quarter of 2008.

In addition, our gross margin is impacted by the mix of revenue among our products. Revenues and profitability of our product lines have historically varied. Overall profitability in any given period is dependent partially on the product, customer and geographic mix reflected in that period’s net revenue, and therefore revenue and gross margin can fluctuate significantly. Also, we believe that our gross margin may increase to the extent our revenue from standards-based products and IP media servers increases. However, our overall gross margin may not grow as quickly as we are expecting, or at all.

The price of our common stock and, consequently, the price and value of the notes may be adversely affected due to other factors, such as changes in analysts’ estimates regarding earnings, or may be due to factors relating to the commercial systems and communication networking markets in general. We cannot accurately forecast all of the above factors. As a result, we believe that period-to-period comparisons may not be indicative of future operating results. Our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors.

Our failure to develop and introduce new products on a timely basis could harm our ability to attract and retain customers.

Our industry is characterized by rapidly changing technology, frequent product introductions and ongoing demands for greater speed and functionality. Therefore, we must continually design, develop and introduce new products with improved features to be competitive. To introduce these products on a timely basis we must:

•	design innovative and performance-improving features that differentiate our products from those of our competitors;

•	identify emerging technological trends in our target markets, including new standards for our products;

•	accurately define and design new products to meet market needs;

•	anticipate changes in end-user preferences with respect to our customers’ products;

•	rapidly develop and produce these products at competitive prices;

•	respond effectively to technological changes or product announcements by others; and

•	provide effective technical and post-sales support for these new products as they are deployed.

Not all new design wins ramp into production, and even if ramped into production, the timing of such production may not occur as we or our customers had estimated or the volumes derived from such projects may not be as significant as we had estimated, which could have a substantial negative impact on our anticipated revenues and profitability.

We have historically estimated the revenue from design wins, which can represent up to three years of revenue once product development has ramped into production. If a design win actually ramps into production, the average ramp into production begins about 12 to 18 months after the initial design win, although some more complex projects can take up to 24 months or longer. After that, there is an additional time lag from the start of production ramp to peak revenue. Not all design wins ramp into production and, even if a design win ramps into production, the volumes derived from such projects may be less than we had originally estimated. Products related to design wins are sometimes canceled or delayed, or can perform below original expectations, which can adversely impact anticipated revenues and profitability. In particular, the volumes and time to production ramp associated with new design wins depend on the adoption rate of new technologies in our customers’ end markets, especially in the communications networking sector. Should technologies such as Voice over IP, IP Multimedia Subsystem, 3G wireless technologies, IPTV, advanced multimedia applications and other emerging technologies not be adopted as fast as we or our customers anticipate, actual volumes from new design wins may be lower than we are expecting, which could adversely affect our revenue and gross margin.

Our business depends on conditions in the communications networking and commercial systems markets. Demand in these markets can be cyclical and volatile, and any inability to sell products to these markets or forecast customer demand due to unfavorable or volatile market conditions could have a material adverse effect on our revenues and gross margin.

We derive our revenues from a number of diverse end markets, some of which are subject to significant cyclical changes in demand. For the nine months ended September 30, 2007 and the year ended December 31,

2006, we derived 74.4% and 25.6% of our revenues from the communications networking and commercial systems markets, respectively. We believe that our revenues will continue to be derived primarily from these two markets. Communications networking revenues include, but are not limited to, sales to Alcatel Lucent, AT&T, Avaya, Comverse, Danaher, Fujitsu, Hewlett Packard, Huawei Technologies Co., IBM, Intercall, a division within West Corporation, Italtel, NEC, Nokia Siemens Networks, and Nortel. Commercial systems revenues include, but are not limited to, sales to Agilent Technologies, Arrow Electronics, Fluke Electronics, Philips Medical Systems and Universal Instruments. Generally, our customers are not the end-users of our products. If our customers experience adverse economic conditions in the end markets into which they sell our products, we would expect a significant reduction in spending by our customers. Some of these end markets are characterized by intense competition, rapid technological change and economic uncertainty. Our exposure to economic cyclicality and any related fluctuation in customer demand in these end markets could have a material adverse effect on our revenues and financial condition. Significant reduction in our customers’ spending, such as what we experienced in 2001 and 2002, will result in decreased revenues and earnings. We are expanding into applications either through new product development projects with our existing customers or through new customer relationships, but no assurance can be given that this strategy will be successful.

We forecast manufacturing needs based on customer demand. Changes in this demand could cause us or our contract manufacturers to hold excess or obsolete inventory that may not be salable to other customers on commercially reasonable terms, and which could require inventory valuation write downs that reduce our gross margin and profitability. This risk is exacerbated by a current trend from our customers of requiring shorter lead times between placing orders with us and the shipment date. That typically necessitates an increase in our inventory or inventory of our products at our contract manufacturers’ locations, raising the likelihood that upon cancellation or deferral, we may be holding greater amounts of inventory and/or incurring additional costs. Additionally, we have adverse purchase commitment liabilities, which means we are contractually obligated to reimburse our contract manufacturers for the cost of excess inventory used in the manufacture of our products for which there is no forecasted or alternative use.

In addition, customer demand for our products is subject to significant fluctuation. If we overestimate demand, we may experience underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, equipment overuse and logistical complexities. Unexpected decreases in customer demand or our inability to accurately forecast customer demand could also result in increases in our adverse purchase commitment liability and have a material adverse effect on our gross margins and profitability.

Because of our dependence and our contract manufacturers’ dependence on a few suppliers, or in some cases one supplier, for some of the components we use, as well as our dependence on a few contract manufacturers to supply a majority of our products, a loss of a supplier, a decline in the quality of these components, a shortage of any of these components, or a loss or degradation in performance of a contract manufacturer could have a material adverse effect on our business or our profitability.

We depend on a few suppliers, or in some cases one supplier, for a continuing supply of the components we use in the manufacture of our products and any disruption in supply could adversely impact our financial performance. For example, we currently solely rely on Intel for the supply of some microprocessors and other components. Alternative sources of components that are procured from one supplier or a limited number of suppliers would be difficult to locate and/or would require a significant amount of time and resources to establish. We have in the past experienced and may in the future experience difficulty obtaining adequate quantities of key components used in certain of our products, which have resulted and may result in delayed or lost sales.

We also rely on contract manufacturers. For the nine months ended September 30, 2007, contract manufacturers provided approximately 85% of all of our unit volume, most of which was attributable to Foxconn and Jabil. If these third party manufacturers fail to adequately perform, our revenues and profitability could be adversely affected. Among other things, inadequate performance by our contract manufacturers could include the production of products that do not meet our quality standards or schedule and delivery requirements and could cause us to manufacture products internally or seek additional sources of manufacturing. In addition, alternative internal or external sources of manufacturing for our products could require significant time and resources to establish or transition. Late in 2006, we discontinued a relationship with a North American contract manufacturer, which created additional expense for us through June 30, 2007. In the future we may make changes to our manufacturing strategy, which could include the transfer of production and may result in additional production and transition expenses as well as costs related to adverse purchase commitments or excess and obsolete inventory.

The failure to successfully integrate the ATCA and compact PCI product lines acquired from Intel in the MCPD acquisition into our operations in the expected time frame, or at all, may adversely affect our future results.

We believe that the acquisition of the ATCA and compact PCI product lines from Intel in September 2007 will result in certain benefits, including the acquisition of new customers, expanded global reach and increased product offerings. However, to realize these anticipated benefits, the ATCA and compact PCI product lines must be successfully integrated into our operations. In addition, the MCPD business was historically operated at a significant loss when it was owned by Intel. The success of this acquisition will depend on our ability to support customers as well as reduce the costs associated with it and realize these anticipated benefits. We may fail to realize the anticipated benefits of this acquisition on a timely basis, or at all, for a variety of reasons, including the following:

•	the loss of key employees;

•	failure to transition manufacturing operations from Intel and their partners;

•	failure to accurately estimate the costs of production and ongoing operations for this business;

•	failure to effectively coordinate sales, service and marketing efforts; and

•	failure to meet the needs of acquired customers.

If we do not successfully integrate this business into our operations, support the acquired customers and reduce the related costs, we may not realize the anticipated revenues and profits from this acquisition.

We operate in intensely competitive industries, and our failure to respond quickly to technological developments and incorporate new features into our products could have an adverse effect on our ability to compete.

We operate in intensely competitive industries that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to respond quickly and successfully to these developments, we may lose our competitive position, and our products or technologies may become uncompetitive or obsolete. Similarly, if there are changes to technology requirements, it can render our products and technologies uncompetitive. To compete successfully, we must maintain a successful R&D effort, develop new products and production processes, and improve our existing products and processes at the same pace or ahead of our competitors. We may not be able to successfully develop and market these new products; the products we invest in and develop may not be well received by customers; and products developed and new technologies offered by others may affect the demand for our products. These types of events could have a variety of negative effects on our competitive position and our profitability and financial condition, such as reducing our revenue, increasing our costs, lowering our gross margin, and requiring us to recognize and record impairments of our assets.

Competition in the market for embedded systems is intense, and if we lose our market share, our revenues and profitability could decline.

We face competition in the design of embedded solutions from a number of sources. Our principal competition remains the internal design resources of our own customers. Many of our customers retain the ability to design embedded solutions in-house. In order to achieve design wins and receive subsequent orders, we must convince our customers of the benefits associated with using our design services and solutions rather than solutions designed by their in-house personnel. While we believe that many of our customers will increase the proportion of their solutions sourced from merchant suppliers, we will need to continue to demonstrate the benefits of our solutions relative to similar products that could be developed by our customers’ internal personnel in order to successfully execute our strategy. In addition, consolidation of our customers can cause material changes in their use of third parties to realize new product designs.

We also compete with a number of companies and divisions of companies that focus on providing embedded solutions, including, but not limited to, Advantech Co., AudioCodes, a division within Emerson, a division within General Electric Company, Hewlett-Packard, Interphase, IBM, IP Unity, Kontron AG, Mercury Computer Systems, and Sun Microsystems.

Because the embedded systems market is growing, the market is attracting new non-traditional competitors. These non-traditional competitors include contract manufacturers that provide design services and Asian-based original design manufacturers.

Some of our competitors and potential competitors have a number of significant advantages over us, including:

•	a longer operating history;

•	greater name recognition and marketing power;

•	preferred vendor status with our existing and potential customers;

•	significantly greater financial, technical, marketing and other resources, which allow them to respond more quickly to new or changing opportunities, technologies and customer requirements; and

•	broader product and service offering to provide more complete and valued solutions.

Furthermore, existing or potential competitors may establish cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.

As a result of increased competition, we could encounter significant pricing pressures and/or suffer losses in market share. These pricing pressures could result in significantly lower average selling prices for our products. We may not be able to offset the effects of any price reductions with an increase in the number of customers, cost reductions or otherwise. In addition, many of the industries we serve, such as the communications industry, are encountering market consolidation, or are likely to encounter consolidation in the near future, which could result in increased pricing pressure and additional competition thus weakening our position or causing delays in new design wins and their associated production.

Acquisitions and partnerships may be more costly or less profitable than anticipated and may adversely affect the price of our common stock and, consequently, the price and value of our convertible notes.

Future acquisitions and partnerships may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, issuances of debt and amortization of intangible assets with determinable lives. We may also be required to record a charge against earnings upon consummation of the acquisition in respect of the value of an acquired business’ technology that does not meet the accounting definition of “completed technology.” Moreover, to the extent that any proposed acquisition or strategic investment is not favorably received by shareholders, analysts and others in the investment community, the price of our common stock could be adversely affected. In addition, acquisitions or strategic investments involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

•	the diversion of management’s attention from other business concerns;

•	the risks of entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of the acquired company;

•	unanticipated liabilities;

•	performance by an acquired business below our expectations; and

•	issues with meeting the needs of acquired customers.

In the event that we make an acquisition or enter into a partnership and we are unable to successfully integrate operations, technologies, products or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected. We may expend additional resources without receiving a related benefit from strategic alliances with third parties.

Our international operations expose us to additional political, economic and regulatory risks not faced by businesses that operate only in the United States.

In the nine months ended September 30, 2007 and the year ended December 31, 2006, as measured by delivery destination, we derived 3.0% and 4.0%, respectively, of our revenues from Canada and Mexico, 40.6% and 48.1%, respectively, of our revenues from Europe, the Middle East and Africa (“EMEA”) and 25.2% and 17.3%, respectively, from Asia Pacific. In 2004, we opened a development center in Shanghai, China and began to utilize a contract manufacturer in Shenzhen, China. For the nine months ended September 30, 2007, approximately 85% of our unit volume consisted of products produced by our China contract manufacturer. Also during 2006 we completed the acquisition of Convedia, which includes significant operations in Vancouver, British Columbia. Also, in September 2007 we acquired assets from Intel that include operations in Malaysia. As a result of all these activities, we are subject to worldwide economic and market condition risks generally associated with global trade, such as fluctuating exchange rates, tariff and trade policies, domestic and foreign tax policies, foreign governmental regulations, political unrest, wars and other acts of terrorism and changes in other economic conditions. These risks, among others, could adversely affect our results of operations or financial position. Additionally, some of our sales to overseas customers are made under export licenses that must be obtained from the United States Department of Commerce. Protectionist trade legislation in either the United States of America or other countries, such as a change in the current tariff structures, export compliance laws, trade restrictions resulting from war or terrorism, or other trade policies could adversely affect our ability to sell or to manufacture in international markets. Furthermore, revenues from outside the United States of America are subject to inherent risks, including the general economic and political conditions in each country. These risks, among others, could adversely affect our results of operations or financial position.

If we are unable to generate sufficient income in the future, we may not be able to fully utilize our net deferred tax assets or support our current levels of goodwill and intangible assets on our balance sheet.

We cannot provide assurance that we will generate sufficient taxable income to fully utilize our net deferred tax assets, which were $44.2 million as of September 30, 2007. We may not generate sufficient taxable income due to earning lower than forecasted net income or incurring charges associated with unusual events, such as restructurings and acquisitions. Accordingly, we may record a full valuation allowance against the deferred tax assets if our expectations of future taxable income are not achieved. On the other hand, if we generate taxable income in excess of our expectations, the valuation allowance may be reduced accordingly. We also cannot provide assurance that future income will support the carrying amount of our goodwill and intangibles, which were $113.2 million as of September 30, 2007, and therefore, we may incur an impairment charge in the future.

Our products for embedded solutions are based on industry standards, which are continually evolving, and any failure to conform to these standards or lack of success of these standards could have a substantial negative impact on our revenues and profitability. In addition, these standards could take longer to be deployed or may not be deployed at all.

We develop and supply a mix of perfect fit (custom) and standards-based products. The industry standards upon which standards-based products for embedded computing are based are continually evolving. Our future success in these products will depend, in part, upon the success of these standards in the market and our capacity to invest in, and successfully develop and introduce new products based on emerging industry standards. Reduced market acceptance of these standards or our inability to invest in or conform to these standards could render parts of our product portfolio uncompetitive, unmarketable or obsolete. As new standards are developed for our addressable markets, we may be unable to successfully invest in, design and manufacture new products that address the needs of our customers or achieve substantial market acceptance.

If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to endure costly litigation.

We are a technology dependent company, and our success depends on developing and protecting our intellectual property. We rely on patents, copyrights, trademarks and trade secret laws to protect our intellectual property. At the same time, our products are complex and are often not patentable in their entirety. We also license intellectual property from third parties and rely on those parties to maintain and protect their technology. We cannot be certain that our actions will protect our proprietary rights. Any patents owned by us may be invalidated, circumvented or challenged. Any of our patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all. If we are unable to adequately protect our technology, or if we are unable to continue to obtain or maintain licenses for protected technology from third parties, it could have a material adverse effect on our results of operations. In addition, some of our products are now designed, manufactured and sold outside of the United States of America. Despite the precautions we take to protect our intellectual property, this international exposure may reduce or limit protection of our intellectual property, which is more prone to design piracy outside of the United States.

Third parties may also assert infringement claims against us in the future; assertions by third parties may result in costly litigation and we may not prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial costs and diversion of our resources. Any infringement claim or other litigation against us or by us could materially adversely affect our financial condition and results of operations.

Changes in stock-based compensation accounting rules have adversely impacted our operating results and may adversely impact our stock price and, consequently, the price and value of our convertible notes.

On December 16, 2004, the Financial Accounting Standards Board issued a Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the financial statements based on their fair values and does not allow the pro forma disclosure previously used as an alternative to financial statement recognition.

We were required to adopt SFAS 123R in the first quarter of 2006. Under SFAS 123R, we applied the Black-Scholes valuation model in determining the fair value of share-based payments, with adjustments to the methodology as necessary for reporting under SFAS 123R guidelines. As a result, our operating results for the nine months ended September 30, 2007 and the year ended December 31, 2006 contain, and our operating results for future periods will contain, a charge for share-based compensation related to stock options issued pursuant to our incentive plans and shares pursuant to our 1996 Employee Stock Purchase Plan, in addition to the share-based compensation associated with our restricted share awards and restricted stock units (“restricted stock”). SFAS 123R had a significant impact on our operating results for the nine months ended September 30, 2007 and the year ended December 31, 2006, with stock-based compensation expenses of $7.4 million and $6.6 million, respectively, for such periods. We expect the adoption of SFAS 123R will continue to have a significant adverse impact on our operating results in the future due primarily to the 2004 acceleration of employee stock options with an option price greater than $15.99. As a result of the acceleration, we reduced the amount of stock based compensation expense recognized in 2006; however, in 2007 stock based compensation expense has and will continue to increase as the benefit from the acceleration will have been fully utilized. The increase in stock-based compensation expense is also due in part to the acquisition of Convedia in which we granted additional non-qualified stock options and restricted stock units to former Convedia employees.

Decreased effectiveness of share-based payment awards could adversely affect our ability to attract and retain employees.

We have historically used stock options and other forms of share-based payment awards as key components of our total rewards employee compensation program in order to retain employees and provide competitive compensation and benefit packages. In accordance with SFAS 123R, we began recording charges to earnings for stock-based compensation expense in the first quarter of fiscal 2006. As a result, we have and will continue to incur increased compensation costs associated with our stock-based compensation programs making it more expensive for us to grant share-based payment awards to employees in the future. Like other companies, we have reviewed our equity compensation strategy in light of the current regulatory and competitive environment and have decided to reduce the total number of options granted to employees and the number of employees who receive share-based payment awards. Due to this change in our stock-based compensation strategy, we may find it difficult to attract, retain and motivate employees, and any such difficulty could materially adversely affect our business.

We rely on our key management and depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

A small number of key executives manage our business. Their departure could have a material adverse effect on our operations. In addition, due to the specialized nature of our business, our future performance is highly dependent upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting and retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition. In addition, if incentive programs we offer are not considered desirable by current and prospective employees, we could have difficulty retaining or recruiting qualified personnel. If we are unable to recruit and retain key employees, our product development, and marketing and sales could be harmed.

Our disclosure controls and internal control over financial reporting do not guarantee the absence of error or fraud.

Disclosure controls are procedures designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, as amended (“Exchange Act”), is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed to ensure that the information is accumulated and communicated to our management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Internal control over financial reporting (“Internal Controls”) are procedures which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Our management, including our CEO and CFO, do not expect that our disclosure controls or Internal Controls will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Oregon corporate law, our articles of incorporation and our bylaws contain provisions that could prevent or discourage a third party from acquiring us even if the change of control would be beneficial to our shareholders.

Our articles of incorporation and our bylaws contain anti-takeover provisions that could delay or prevent a change of control of our company, even if a change of control would be beneficial to our shareholders. These provisions:

•

authorize our board of directors to issue up to 5,663,952 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without prior shareholder approval, which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates; and

•	limit the ability of shareholders to take action by written consent, thereby effectively requiring all common shareholder actions to be taken at a meeting of our common shareholders.

In addition, if our common stock is acquired in specified transactions deemed to constitute “control share acquisitions,” provisions of Oregon law condition the voting rights that would otherwise be associated with those common shares upon approval by our shareholders (excluding, among other things, the acquirer in any such transaction). Provisions of Oregon law also restrict, subject to specified exceptions, the ability of a person owning 15% or more of our common stock to enter into any “business combination transaction” with us.

The foregoing provisions of Oregon law and our articles of incorporation and bylaws could limit the price that investors might be willing to pay in the future for shares of our common stock and, consequently, the price and value of our convertible notes.

We may need to raise additional capital in the future to repay our 2023 convertible notes, and existing or future resources may not be available to us in sufficient amounts or on acceptable terms.

During November 2003, we completed a private offering of $100 million in aggregate principal amount of 1.375% convertible senior notes due November 15, 2023 to qualified institutional buyers. The notes are convertible prior to maturity into shares of our common stock at a conversion price of $23.57 per share under certain circumstances that include but are not limited to (i) if the closing price of our common stock on the trading day prior to the conversion date reaches 120% or more of the conversion price of the notes on such trading date, (ii) if the trading price of the notes falls below 98% of the conversion value and (iii) if we have called the notes for redemption. Upon conversion we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. We may redeem all or a portion of the notes at our option on or after November 15, 2006 but before November 15, 2008 provided that the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the provisional redemption. As of February 4, 2008, the 2023 convertible notes were not redeemable at our option. On or after November 15, 2008, we may redeem the notes at any time. On November 15, 2008, November 15, 2013, and November 15, 2018, holders of the 2023 convertible notes will have the right to require us to purchase, in cash, all or any part of the notes held by such holder at a purchase price equal to 100% of the principal amount of the notes being purchased, together with accrued and unpaid interest and additional interest, if any, up to but excluding the purchase date.

As of September 30, 2007, we had outstanding 2023 convertible notes with a face value of $100 million. Our board of directors has also authorized the repurchase of the 2023 convertible notes in the open market from time to time at market prices or privately negotiated prices. While we cannot predict whether or when holders of the 2023 convertible notes will choose to sell their 2023 convertible notes or to exercise their repurchase rights, we believe that they would become more likely to do so in the event that the price of our common stock is not greater than certain levels or if interest rates increase, or both. Therefore, if a substantial portion of the 2023 convertible notes were to be submitted for repurchase on any of the repurchase dates, we might need to use a substantial amount of our available sources of liquidity for this purpose. Consequently, such repurchase could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek other means of refinancing or restructuring our obligations under the 2023 convertible notes, but this may result in terms less favorable than those under the existing 2023 convertible notes and such refinancing may not be available on acceptable terms.

Other Risks Related to Our Business

Other risk factors include, but are not limited to, changes in the mix of products sold, changes in regulatory and tax legislation, changes in effective tax rates, inventory risks due to changes in market demand or our business strategies, potential litigation and claims arising in the normal course of business, credit risk of customers and other risk factors.

Risks Related to the Notes, Our Common Stock and this Offering

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring substantial additional indebtedness in the future, including other senior indebtedness, secured indebtedness or subordinated indebtedness or indebtedness at the subsidiary level, to which the notes would be structurally subordinated. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. The indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or impose any financial covenants. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Although the notes are referred to as “senior notes,” your right to receive payments on the notes is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our future secured indebtedness.

A significant amount of our operations are conducted through, and a significant portion of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon repurchase, could be adversely affected. At December 31, 2007, our subsidiaries had no indebtedness outstanding and approximately $7.3 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

In addition, the notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the collateral securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. At December 31, 2007, we had no secured indebtedness outstanding.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change as required by the indenture governing the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of the Notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. Our inability to pay for your notes that are tendered for repurchase could result in your receiving substantially less than the principal amount of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes, could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If certain fundamental changes occur, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental changes. The adjustment to the conversion rate for notes converted in connection with such fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $80.00 per share or less than $10.26 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed 20.7211 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with such fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Exchange Act, and may be limited during the pendency of any shelf registration statement. The liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on you, regardless of our operating results, financial performance or prospects.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes from a rating agency. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes and receive common stock upon such conversion, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. From January 1, 2007 through February 6, 2008, the last reported sale price of our common stock on The Nasdaq Global Select Market ranged from as low as $10.26 to as high as $17.32 per share, and the last reported sale price of our common stock on February 6, 2008 was $10.26 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

In addition, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We do not intend to pay dividends on our common stock.

We have never paid any cash dividends on our common stock and do not expect to declare cash dividends on the common stock in the foreseeable future in compliance with our policy to retain all of our earnings to finance future growth. Therefore, investors will not receive any funds unless they sell their common stock, and shareholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

The capped call transaction may affect the value of the notes and our common stock.

We expect to enter into a capped call transaction in connection with the issuance of the notes with an affiliate of Credit Suisse Securities (USA) LLC, who we refer to as the hedge counterparty. The capped call transaction is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the notes and is subject to certain adjustments similar to those contained in the notes. If, however, the market value per share of our common stock exceeds the cap price of the capped call transaction, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transaction.

In connection with hedging the capped call transaction, the hedge counterparty or its affiliates:

•

expect to purchase our common stock and/or enter into various derivatives and/or enter into various derivatives transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes.

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes and could have the effect of decreasing the price of our common stock during the period immediately prior to a conversion of the notes.

The hedge counterparty or its affiliates are likely to modify their hedge positions in relation to the capped call transaction from time to time prior to conversion or maturity of the notes by purchasing and selling our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during the period immediately prior to a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes.

In addition, we intend to exercise options we hold under the capped call transaction whenever notes are converted. In order to unwind its hedge positions with respect to those exercised options, the counterparty or affiliates thereof expect to sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the period immediately prior to conversion for the converted notes. In addition, if the capped call transaction fails to become effective when this offering of notes is completed, or if the offering is not completed, the counterparty or affiliates thereof may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes if they are issued. We have also agreed to indemnify the hedge counterparty and affiliates thereof for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that a holder of notes will receive upon a conversion of the notes and, under certain circumstances, the holder’s ability to convert the notes.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who have previously converted their notes.

Upon conversion of the notes, some or all of the ownership interests of existing shareholders may be diluted. Although the capped call transaction is expected to reduce potential dilution upon conversion of the notes, the conversion of the notes could still have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the cap price of the capped call. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Our board of directors may issue our authorized preferred stock without shareholder approval.

Our articles of incorporation authorize the issuance of up to 5,663,952 shares of preferred stock with rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors may, without shareholder approval, issue one or more series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. Although we do not have any current plans to issue any series or shares of preferred stock, we may do so in the future. Because the notes are convertible into shares of our common stock, the actual or potential issuance of preferred stock could result in a decrease in the trading price of the notes.

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be deemed to have received a dividend to the extent of our earnings and profits, which will be subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), such deemed dividend generally would be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Dividend Policy” and “Material United States Federal Income Tax Considerations.”

Further, if certain fundamental changes occur on or prior to the maturity date of the notes, under some circumstances we will increase the conversion rate of notes converted in connection with such fundamental changes. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $38.5 million (or approximately $42.4 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions, estimated offering expenses and the cost of the capped call transaction that we expect to enter into with the hedge counterparty. If the underwriter exercises its over-allotment option to purchase additional notes, we intend to increase the size of the capped call transaction.

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include:

•	repurchasing some of our outstanding 2023 convertible notes in the open market or in privately negotiated transactions;

•	reducing or repaying existing or future indebtedness, including, if necessary, repurchasing the 2023 convertible notes at the option of the holders on November 15, 2008;

•	acquiring companies, businesses or technologies;

•	working capital; and

•	capital expenditures.

Pending their application, we intend to invest the net proceeds in short term, interest bearing obligations.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RSYS.” The following table sets forth the high and low sales prices for our common stock as reported by the Nasdaq Global Select Market for the periods presented below.

	High	Low
2008
First Quarter (through February 6, 2008)	$14.00	$10.26
2007
Fourth Quarter	$17.48	$11.71
Third Quarter	$13.59	$10.50
Second Quarter	$16.74	$12.40
First Quarter	$17.60	$15.04
2006
Fourth Quarter	$22.16	$15.93
Third Quarter	$25.06	$19.61
Second Quarter	$21.96	$19.01
First Quarter	$20.76	$16.36

The last reported sale price of our common stock on the Nasdaq Global Select Market on February 6, 2008 was $10.26 per share. As of December 31, 2007, there were approximately 355 holders of record of our common stock.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not expect to declare cash dividends on the common stock in the foreseeable future in compliance with our policy to retain all of our earnings to finance future growth.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of September 30, 2007, on an actual basis and on an as adjusted basis to reflect the completion of our sale of the notes in this offering and the application of the estimated net proceeds therefrom (assuming the underwriter’s option to purchase additional notes is not exercised) as described in “Use of Proceeds.”

You should read this table in conjunction with our historical financial statements as of and for the nine months ended September 30, 2007 included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which are incorporated by reference into this prospectus supplement.

	As of September 30, 2007
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$30,245	$68,713

Short-term investments, net	$70,000	$70,000

Long-term debt:
1.375% Convertible Senior Notes due 2023(1)	$97,513	$97,513
2.75% Convertible Senior Notes due 2013	—	50,000

Total long-term debt	97,513	147,513
Shareholders’ equity:
Preferred stock—$.01 par value, 5,664 shares authorized; none issued or outstanding	—	—
Common stock—no par value, 100,000 shares authorized; 22,196 shares issued and outstanding(2)	223,625	214,394
Accumulated deficit	(8,895)	(8,895)
Accumulated other comprehensive income:
Cumulative currency translation adjustments	4,265	4,265
Total shareholders’ equity	$218,995	$209,764

Total capitalization	$316,508	$357,277

(1)	The 2023 convertible notes may be redeemed by us at our option beginning on November 15, 2008 (earlier under certain circumstances) at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. In addition, on November 15, 2008, November 15, 2013 and November 15, 2018 holders may require us to repurchase the 2023 convertible notes at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In each case, as of the date hereof, the outstanding principal amount would be $100 million.
(2)	The number of shares of common stock outstanding as of September 30, 2007 in the table above does not reflect, as of September 30, 2007:

•

3,349,000 shares of common stock issuable upon exercise of stock options outstanding, with a weighted average exercise price of $16.89 per share, and 253,000 shares issuable upon vesting of restricted stock units outstanding, under our equity incentive plans;

•	3,809,000 additional shares of common stock reserved for future issuance under our equity incentive plans;

•	4,242,681 shares of common stock issuable upon exercise of our outstanding 2023 convertible notes; and

•	shares issuable upon conversion of the notes offered hereby.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture between us and The Bank of New York Trust Company, N.A., as trustee. The following description is only a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information.”

For purposes of this Description of the Notes section, references to “we”, “us”, “our”, “the company” and “RadiSys” refer solely to RadiSys Corporation and not to its subsidiaries.

General

The Notes

The notes will:

•

initially be limited to an aggregate principal amount of $50.0 million (or $55.0 million aggregate principal amount, if the underwriter exercises in full its over-allotment option to purchase additional notes);

•	mature on February 15, 2013, unless earlier converted by holders or repurchased by us at the option of holders in connection with a fundamental change;

•

bear interest at a rate of 2.75% per annum on the outstanding principal amount, payable semi-annually, in arrears, on each August 15 and February 15, beginning on August 15, 2008, to the holders of record at the close of business on the preceding August 1 and February 1, respectively;

•

be our general unsecured obligations, ranking equal in right of payment to any of our existing and future senior indebtedness, including our 2023 convertible notes, senior in right of payment to all of our future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the assets securing such debt;

•

be subject to repurchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change”), at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to, but not including, the repurchase date as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change;” and

•	be represented by one or more registered securities in global form as described under “—Book-Entry Delivery and Form.”

The notes may be converted into shares of our common stock at a conversion rate to be determined as described under “—Conversion of Notes—Conversion Rate.” The number of shares to be received upon conversion is subject to adjustment if certain events occur. Upon conversion of a note, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “—Conversion of Notes—General.” If a fundamental change occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock as described below under “—Conversion of Notes—Increase of Conversion Rate upon Certain Fundamental Changes.”

The indenture governing the notes will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture will contain no covenants or other provisions to afford protection to holders of the notes in the event of highly leveraged transactions or a fundamental change, except to the extent described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

The notes will be our general unsecured obligations, ranking equal in right of payment to all of our existing and future senior indebtedness, including our 2023 convertible notes, senior in right of payment to any of our future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the assets securing such debt. At December 31, 2007, we had $100 million aggregate principal amount of senior indebtedness outstanding (excluding the notes), none of which was secured.

A significant amount of our operations are conducted through, and a significant portion of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon repurchase, could be adversely affected. At December 31, 2007, our subsidiaries had no indebtedness outstanding and approximately $7.3 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP).

No sinking fund is provided for the notes and the notes are not subject to defeasance.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of an affiliate of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and multiples thereof, and will be represented by one or more global notes. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. We may pay interest by means of a check mailed to each holder at its’ address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $5.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to The Depository Trust Company, New York, New York, which we refer to as “DTC”, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Neither we nor the registrar nor the trustee is required to register a transfer or exchange of any notes for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, with respect to that portion of the notes not being repurchased.

The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and any shares of our common stock received upon conversion of the notes are summarized in this prospectus under the heading “Material United States Federal Income Tax Considerations.”

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms (except for adjustments for any differences in the issue price and interest accrued prior to the issue date of the additional notes) and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Principal, Maturity

The indenture will provide for the issuance by us of notes in an amount initially limited to $50.0 million aggregate principal amount (or $55.0 million aggregate principal amount if the underwriter exercises in full its over-allotment option to purchase additional notes). The notes will mature on February 15, 2013, unless earlier converted or repurchased.

Interest

The notes will bear interest at a rate of 2.75% per annum on the principal amount from February 12, 2008. We will pay interest semi-annually, in arrears, on each August 15 and February 15, beginning on August 15, 2008, subject to limited exceptions if the notes are converted prior to the relevant interest payment date. Subject to certain exceptions, interest will be paid to the holders of record at the close of business on the August 1 and February 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion or repurchase by us at the option of a holder.

Conversion of Notes

General

A holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Holders who convert will receive shares of our common stock at a conversion rate determined as described below under “—Conversion Rate.” The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

Except as described below, we will not make any payment in cash or common stock or other adjustment for accrued and unpaid interest on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive, on that interest payment date, accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date. However, at the time that such holder surrenders notes for conversion, the holder must pay us an amount equal to the interest, if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.

Our delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest through the conversion date. As a result, accrued interest will be deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued interest, if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock to be issued upon conversion of the notes.

A note for which a holder has delivered a repurchase notice requiring us to purchase the notes upon a fundamental change may be surrendered for conversion only if such repurchase notice is withdrawn in accordance with the indenture as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

Conversion Rate

The initial conversion rate per $1,000 principal amount of the notes to be converted is 76.7448 shares (which is equal to a conversion price of approximately $13.03 per share), subject to adjustment as described below under “—Conversion Rate Adjustments—Adjustment Events.” The conversion rate, including any additional shares added to the conversion rate in connection with a make-whole fundamental change (as defined below), will not exceed 97.4659 shares (which is equal to a conversion price of $10.26 per share); provided, however, such maximum conversion rate will be appropriately adjusted for conversion rate adjustments described below.

A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the average of the closing prices of our common stock for the five consecutive trading days ending on the day prior to the conversion date.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Select Market or, if our common stock is not listed for trading on the Nasdaq Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed for trading or otherwise as provided in the indenture.

The term “trading day” means a day during which trading in our common stock generally occurs and there is no market disruption event.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Increase of Conversion Rate upon Certain Fundamental Changes. If a holder elects to convert notes in connection with a make-whole fundamental change (as defined below), we will increase the conversion rate by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on (and includes) the public announcement of an event constituting a fundamental change and ends on (and includes) the repurchase date relating to such make-whole fundamental change as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.” A “make-whole fundamental change” means a transaction described under clauses (1), (2), (4) or (5) under the definition of “fundamental change” as described below under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.”

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and is based on the earliest of the date on which the make-whole fundamental change is publicly announced, occurs or becomes effective (the “adjustment date”), and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described in the next paragraph. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first columns of the tables below will be adjusted as of any date on which the conversion rate of the corresponding notes is adjusted, as described under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the increase in the stock price, adjustment date and number of additional shares of our common stock to be received per $1,000 principal amount of the notes, upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the adjustment date of the make-whole fundamental change.

	Adjustment Date
Stock Price	February 7, 2008	February 15, 2009	February 15, 2010	February 15, 2011	February 15, 2012	February 15, 2013
$10.26	20.7211	20.7211	20.7211	20.7211	20.7211	20.7211
$11.00	17.9384	17.8605	17.5764	16.8785	15.3349	14.0283
$13.00	12.6030	12.1217	11.3381	10.0107	7.5697	1.0615
$15.00	9.2611	8.6259	7.6777	6.2060	3.7487	0.0000
$17.00	7.0556	6.3894	5.4379	4.0453	1.9343	0.0000
$19.00	5.5348	4.8957	4.0120	2.7816	1.0863	0.0000
$21.00	4.4460	3.8587	3.0686	2.0160	0.6860	0.0000
$23.00	3.6403	3.1132	2.4205	1.5328	0.4885	0.0000
$25.00	3.0271	2.5600	1.9587	1.2135	0.3822	0.0000
$30.00	2.0044	1.6674	1.2511	0.7658	0.2550	0.0000
$35.00	1.3873	1.1462	0.8570	0.5314	0.1866	0.0000
$40.00	0.9818	0.8087	0.6053	0.3808	0.1378	0.0000
$45.00	0.6998	0.5749	0.4303	0.2728	0.1001	0.0000
$50.00	0.4963	0.4059	0.3024	0.1913	0.0699	0.0000
$55.00	0.3462	0.2809	0.2068	0.1287	0.0452	0.0000
$60.00	0.2344	0.1875	0.1348	0.0805	0.0247	0.0000
$65.00	0.1507	0.1175	0.0804	0.0435	0.0081	0.0000
$70.00	0.0882	0.0653	0.0399	0.0162	0.0000	0.0000
$75.00	0.0421	0.0276	0.0116	0.0000	0.0000	0.0000
$80.00	0.0113	0.0036	0.0000	0.0000	0.0000	0.0000

The exact stock price and adjustment date may not be set forth on the table, in which case:

•

if the stock price is between two stock prices on the table or the adjustment date is between two adjustment dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later adjustment dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $80.00 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $10.26 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Notwithstanding the foregoing, in no event will the total number of shares of common stock added to the conversion rate as a result of such fundamental change exceed 20.7211 per $1,000 principal amount of notes, subject to adjustment as set forth under “—Conversion Rate Adjustments.”

Our obligation to deliver the additional shares to holders that convert their notes in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Settlement of Conversions upon Make-Whole Fundamental Changes

If, as described above under “—Increase of Conversion Rate upon Certain Fundamental Changes,” we are required to increase the conversion rate as a result of a make-whole fundamental change, payment of such additional shares associated with notes surrendered for conversion in connection with a make-whole fundamental change will be settled as follows:

•

if the conversion date occurs prior to the date of effectiveness of such make-whole fundamental change, settlement of such additional shares shall occur no later than the third trading day immediately following such date of effectiveness; and

•

if the conversion date occurs on or following the date of effectiveness of such make-whole fundamental change, settlement of such additional shares shall occur no later than the third trading day immediately following such conversion date.

We will settle such conversions by delivering shares or reference property (as defined below), as applicable, based on the increased conversion rate resulting from such make-whole fundamental change.

For the avoidance of doubt, in the event notes are surrendered for conversion in connection with an anticipated make-whole fundamental change and such make-whole fundamental change does not in fact occur, no additional shares will be added to the conversion rate and no additional shares, cash or reference property will be paid as a result of the related anticipated make-whole fundamental change.

Conversion Rate Adjustments

Adjustment Events

The conversion rate will be adjusted:

(1)	upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2)	upon certain subdivisions, combinations or reclassifications of our outstanding common stock;

(3)	upon the issuance to all holders of our common stock of rights or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them for a period of not more than 45 days from the issuance date thereof to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share less than the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; provided that the conversion rate for the notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

(4)	upon the distribution to all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets (including shares of capital stock or similar equity interests in or relating to a subsidiary or other business unit), or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above or a distribution referred to in clause (6) below, in each case pursuant to which an adjustment is made; and

•	distribution of rights pursuant to a shareholder rights plan;

(5)	upon the occurrence of any dividend or any other distribution of cash (other than in connection with our liquidation, dissolution or winding up or as contemplated by clause (6) below) to all holders of our common stock, in which case, immediately prior to the opening of business on the “ex” date (as defined below) for the dividend or distribution, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect at the close of business on the business day immediately preceding the “ex” date for the dividend or distribution multiplied by a fraction:

(a)	whose numerator is the average of the closing price of our common stock for the five consecutive trading days ending on the date immediately preceding the “ex” date for such dividend or distribution; and

(b)	whose denominator is the same average of the closing price of our common stock less the per share amount of such dividend or distribution;

(6)

upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our common stock on the 10th trading day immediately following the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the “ex” date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date, multiplied by a fraction:

(a)	whose numerator is the sum of:

(i)	the aggregate amount of cash and the aggregate value of any such other consideration distributed in connection with the tender or exchange offer; and

(ii)	the product of (A) such “current market price” per share of our common stock and (B) the number of shares of our common stock outstanding as of the last time (the “expiration time”) tenders or exchanges could have been made pursuant to the tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

(b)	whose denominator is the product of:

(i)	such “current market price” per share of our common stock; and

(ii)	the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

In the event that a distribution described in clause (4) above consists of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of the applicable securities for the 10 consecutive trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal United States securities exchange on which the securities are then traded, or if not so traded, on any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States.

For purposes hereof, the term “ex” date, means:

•

when used with respect to any dividend or distribution, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution; and

•

when used with respect to any tender offer or exchange offer, the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained after the expiration time.

No adjustment to the conversion rate will be made if we provide that the holders of the notes will participate in the distribution without conversion. For the avoidance of doubt, if a distribution occurs that would generally result in adjustment of the number of shares deliverable to you as a portion of conversion consideration to which you are entitled, instead of making that adjustment, we may instead deem you to be a holder of record for purposes of that distribution so that you would receive the distribution at the time you receive the conversion consideration.

Whenever any provision of the indenture requires us to calculate an average of the closing price over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex” date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected (1) upon conversion of a note, (2) upon required repurchases of the notes in connection with a fundamental change and (3) 25 scheduled trading days prior to the maturity date of the notes.

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted, among other things:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the time the notes were first issued.

Treatment of Rights. In the event we adopt or implement a subsequent shareholder rights agreement (each, a “shareholder rights plan”) pursuant to which rights (“rights”) are distributed to the holders of our common stock and such shareholder rights plan provides that each share of common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, then there shall not be any adjustment to the conversion privilege or conversion rate at any time prior to the distribution of separate certificates representing such rights. If, however, prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause

(4) under “—Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Treatment of Reference Property. In the event of:

•

any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our common stock);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety;

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a transaction constituting a make-whole fundamental change as described in “—Increase of Conversion Rate upon Certain Fundamental Changes”) immediately prior to such transaction, except that such holders will not receive the increase to the conversion rate of additional shares if such holder does not convert its notes “in connection with” the relevant make-whole fundamental change. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.

Voluntary Increases of Conversion Rate. Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days’ prior notice of any increase in the conversion rate. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global note, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents, if required by the conversion agent. The “conversion date” shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the indenture. By delivering to the holder the shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the conversion of the notes. Accordingly, any accrued but unpaid interest will be deemed paid in full upon conversion, rather than cancelled, forfeited or extinguished.

If the holder converts notes after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest, (2) we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) the holder surrenders any notes for conversion after the close of business on the record date relating to the final interest payment date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of any common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.

Ranking

The payment of the principal of and interest on the notes will rank equal in right of payment to all our existing and future senior indebtedness, including our 2023 convertible notes, and senior in right of payment to all of our future subordinated indebtedness. The notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries. In addition, the notes will be effectively subordinate to our future secured indebtedness, if any, to the extent of the assets securing such debt.

A significant amount of our operations are conducted through, and a significant portion of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon repurchase, could be adversely affected.

At December 31, 2007, we had $100.0 million aggregate principal amount of senior indebtedness outstanding (excluding the notes), none of which was secured, and our subsidiaries had no indebtedness outstanding and approximately $7.3 million of other liabilities outstanding (excluding intercompany liabilities and liabilities of the type not required to be recorded on the balance sheet in accordance with GAAP). The indenture will not limit the amount of additional indebtedness that we may incur, nor will it limit the amount of indebtedness or other liabilities that any of our subsidiaries may incur. Such indebtedness may be substantial.

Repurchase of Notes at the Option of Holders upon a Fundamental Change

In the event of a fundamental change (as defined below) each holder will have the right at its option, subject to the terms and conditions of the indenture, to require us to repurchase some or all of such holder’s notes for cash in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, up to, but not including, the repurchase date. We will be required to repurchase the notes on a date that is not less than 15 nor more than 30 days after the date we mail the notice referred to below.

Within 10 days after a fundamental change has become effective, we must mail to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners, as required by applicable law, a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing such fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and any increase to the conversion rate that resulted from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this right, a holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn, if applicable;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

We will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of book-entry transfer or delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest, if any, on such notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon book-entry transfer or delivery of the note.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group;

(2)	the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the Nasdaq Global Select Market or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States;

(3)	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4)	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such transaction in substantially the same proportion as their entitlement to exercise, directly or indirectly, voting power of shares of our capital stock entitled to vote generally in elections of our directors immediately prior to such transaction; or

•

any transaction that is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of our common stock of the surviving entity or a direct or indirect parent of the surviving corporation; or

(5)	our shareholders approve any plan or proposal for our liquidation or dissolution.

For purposes of this fundamental change definition:

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•

“continuing director” means a director who either was a member of our board of directors on the date of the final prospectus relating to this offering or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction that such holders believe constitutes a transfer of “all or substantially all” of our properties and assets.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriter.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes under the terms of the indenture. We cannot assure holders that we will have the financial resources or be able to arrange financing to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—We may not have the ability to repurchase the notes in cash upon the occurrence of fundamental change as required by the indenture governing the notes.”

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Consolidation, Merger and Sale of Assets. We may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our properties and assets to any successor person in a single transaction or series of transactions, unless:

•

we are the surviving person or the resulting, surviving or transferee person, if other than us, is a corporation, organized and validly existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•

if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the notes and the indenture; and

•	other conditions described in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change.” An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, and could possibly result in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Reports

The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the trustee within 30 days after the same is required to be filed with the SEC.

Events of Default

Each of the following constitutes an “event of default” with respect to the notes:

(1)	default in the payment of any interest on any of the notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of or any premium on any of the notes, when the principal or premium becomes due and payable upon exercise of a repurchase right or at their maturity;

(3)	our failure to deliver all shares of common stock or reference property, as applicable, when the same is required to be delivered upon conversion of a note;

(4)	default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5)	default in the performance, or breach, of any covenant or warranty in the indenture or the notes, and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, a written notice specifying the default or breach and requiring it to be remedied;

(6)

(i) our failure or the failure by one of our majority-owned subsidiaries to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to any of our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, notes or similar instruments (“indebtedness”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $10 million, or (ii) the acceleration of principal and/or accrued interest with respect to Indebtedness, where the amount of such accelerated principal and/or interest is in an amount in excess of $10 million because of a default with respect to such indebtedness;

(7)	any judgment or judgments for the payment of money in an aggregate amount in excess of $10 million (or its foreign currency equivalent at the time) that shall be rendered against us or any of our majority-owned subsidiaries and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; or

(8)	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries, within the meaning of Rule 1-02(w) of Regulation S-X.

If an event of default other than an event of default described in clause (8) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid, if any, through the date of such declaration to be immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will (i) for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes and (ii) for the next 90 days after the expiration of such 120 day period consist exclusively of the right to receive an additional extension fee on the notes in an amount equal to an additional 0.25% of the principal amount of the notes. If we so elect, such extension fees will be payable on all outstanding notes on or before the date on which such event of default first occurs in the case of the first extension period and on or before the 120th day after such event of default in the case of the second extension period. On the 121st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 121st day and if the second extension fee is not paid before such date), or on the 211th day after such event of default (if the second extension fee was paid and the event of default relating to the reporting obligations is not cured or waived prior to such 211th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fees in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 210 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of notes and trustee and paying agent of such election and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be subject to acceleration as provided above.

The indenture provides that if an event of default described in clause (8) above with respect to us occurs, the principal amount of the notes plus accrued and unpaid interest, if any, will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, applicable law and the trustee’s indemnification right, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	our failure to pay principal of or any interest, if any, on any note when due or the payment of any repurchase price;

•	our failure to convert any note into shares of our common stock or reference property, all in accordance with the terms of the indenture; and

•	our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

If an event of default occurs, any notes in book-entry form only at DTC will be exchanged for notes in certificated form registered in the name of the beneficial owner or its nominee.

Modification and Waiver

Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may, without prior notice to the holders, waive our compliance in any instance with any provision of the indenture or waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1)	change the stated maturity of the principal of or the payment date of any installment of interest on or with respect to the notes;

(2)	reduce the principal amount, repurchase price or the conversion rate (except in a manner provided for in the indenture) of any note or the rate of interest on any note;

(3)	reduce the amount of principal payable upon acceleration of the maturity of any note;

(4)	change the currency in which the principal, repurchase price or interest with respect to the notes is payable;

(5)	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6)	modify the provisions with respect to the repurchase rights of the holders described under “—Repurchase of Notes at the Option of Holders upon a Fundamental Change” in a manner adverse to holders;

(7)	adversely affect the right of holders to convert notes in any material respect, other than as provided in the indenture;

(8)	cause the notes to be subordinated to other debt;

(9)	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

(10)	alter the manner of calculation or rate of accrual of interest, repurchase price or the conversion rate (except in a manner provided for in the indenture) on any note or extend the time for payment of any such amount.

We and the trustee may amend or supplement the indenture or the notes without prior notice to, or the consent of the holders to, among other things:

(1)	evidence the succession of another person to us, and the assumption by any such successor of the our covenants contained in the indenture and in the notes;

(2)	add to our covenants for the benefit of the holders of the notes or to surrender any right or power herein conferred upon us;

(3)	add a guarantor;

(4)	evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(5)	cure any ambiguity or to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the notes in any material respect;

(6)	add any additional events of default with respect to any of the notes;

(7)	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any of the notes thereunder, provided that any such action shall not adversely affect the interests of any holder of the notes in any material respect as evidenced by an opinion of counsel;

(8)	make provisions with respect to conversion or exchange rights of holders of the notes then outstanding, provided that any such action shall not adversely affect the interests of any holder of the notes in any material respect; or

(9)	maintain the qualification of the indenture under the Trust Indenture Act.

After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of our obligations with respect to the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the sale price of our common stock and the amount of any increase in the conversion rate for any notes converted in connection with a make-whole fundamental change. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee or conversion agent, if different, and the trustee and the conversion agent are entitled to conclusively rely upon the accuracy of these calculations without independent verification, and neither the trustee nor the conversion agent shall have any responsibility for making any such calculations.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law provision that would result in the application of the laws of any other jurisdiction.

Concerning the Trustee

The Bank of New York Trust Company, N.A. will be the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the notes.

If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims, as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, after a default has occurred and is continuing, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

Book-Entry Delivery and Form

We will initially issue the notes in the form of one or more global notes. The global note will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global note directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

Owners of beneficial interests in global notes who desire to convert their notes in accordance with the indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global note will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global note, holders will not be entitled to have the notes represented by the global note registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global note. We understand that, under existing industry practice, if an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note. We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest on, the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global note for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global note owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global note is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global note or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global note for certificated securities, which we will distribute to DTC participants and which will be legended, if required, as set forth under the heading “Transfer Restrictions.”

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

DESCRIPTION OF OTHER INDEBTEDNESS

Short-Term Borrowings

Line of Credit

We have a $20.0 million line of credit facility with an investment bank. This line of credit facility has an interest rate based on the 30-day London Inter-Bank Offered Rate (“LIBOR”) plus 0.75%. The line of credit is collateralized by certain of our non-equity investments held by such investment bank. The market value of such non-equity investments must exceed 125% of the borrowed facility amount, and the investments must meet specified investment grade ratings. At December 31, 2007, we also had a standby letter of credit outstanding required by one of our medical insurance carriers for $105,000.

As of December 31, 2007, there were no outstanding balances on the standby letter of credit or line of credit facility and we were in compliance with all debt covenants.

Long-Term Liabilities

2023 Convertible Notes

During November 2003, we completed a private offering of $100.0 million in aggregate principal amount of 1.375% convertible senior notes due November 15, 2023 to qualified institutional buyers. The discount at issuance on the 2023 convertible notes amounted to $3.0 million.

The 2023 convertible notes are unsecured obligations convertible into our common stock and rank equally in right of payment with all of our existing and future obligations that are unsecured and unsubordinated. Interest on the 2023 convertible notes accrues at 1.375% per year and is payable semi-annually on May 15 and November 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity under certain circumstances unless previously redeemed or repurchased, into shares of our common stock at a conversion price of $23.57 per share, which is equal to a conversion rate of 42.4247 shares per $1,000 principal amount of notes. The notes are convertible if (i) the closing price of our common stock on the trading day prior to the conversion date reaches 120% or more of the conversion price of the notes on such trading date, (ii) the trading price of the notes falls below 98% of the conversion value, (iii) we have called the notes for redemption or (iv) certain other events occur. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. We may redeem all or a portion of the notes at our option on or after November 15, 2006 but before November 15, 2008 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the provisional redemption. On or after November 15, 2008, we may redeem the notes at any time. On November 15, 2008, November 15, 2013, and November 15, 2018, holders of the 2023 convertible notes will have the right to require us to purchase, in cash, all or any part of the notes held by such holder at a purchase price equal to 100% of the principal amount of the notes being purchased, together with accrued and unpaid interest and additional interest, if any, up to but excluding the purchase date. The accretion of the discount on the notes is calculated using the effective interest method.

On October 23, 2007, the board of directors approved the repurchase of the $100.0 million principal amount of the 2023 convertible notes. We will consider the purchase of all or a portion of the 2023 convertible notes on the open market or through privately negotiated transactions from time to time subject to market conditions. If we elect to repurchase any 2023 convertible notes, we may elect to use all or a portion of the proceeds of this offering and our existing cash and cash equivalents and investment balances to buy back some or all of the 2023 convertible notes.

DESCRIPTION OF CAPPED CALL TRANSACTION

In connection with the issuance of the notes, we expect to enter into a capped call transaction with respect to our common stock with the hedge counterparty. We intend to apply a portion of the proceeds from the sale of the notes offered hereby to pay the cost of the capped call transaction as described under “Use of Proceeds.”

The capped call transaction is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction, which corresponds to the initial conversion price of the notes and is subject to certain adjustments similar to those contained in the notes. If, however, the market value per share of our common stock exceeds the cap price of the capped call transactions, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent that the then market value per share of our common stock exceeds the cap price of the capped call transaction.

The capped call transaction is a separate transaction entered into by us with the hedge counterparty, is not part of the terms of the notes and will not affect the holder’s rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transaction. For a discussion of the impact of any market or other activity by the counterparty or its affiliates in connection with the capped call transaction, see “Risk Factors—Risks Related to the Notes, Our Common Stock and this Offering—The capped call transaction may affect the value of the notes and our common stock.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our restated articles of incorporation and restated bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,663,952 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.

Common Stock

As of December 31, 2007, there were 22,311,795 shares of our common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock have the following rights:

Dividends. Holders of our common stock are entitled to receive ratably such dividends on our common stock as may from time to time be declared by our board of directors out of funds legally available therefore.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive Rights, Conversion and Redemption. Holders of our common stock have no preemptive rights and no right to redeem their common stock or convert their common stock into any other securities.

Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation rights of any preferred stock.

Preferred Stock

Our board of directors is authorized, without further action by our shareholders, to designate and issue up to 5,663,952 shares of preferred stock in one or more series. Our board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

The issuance of preferred stock could delay, defer or prevent a change of control of RadiSys. We have no current plans to issue any shares of preferred stock.

Potential Anti-Waiver Provisions

Oregon Control Share and Business Combination Statutes. Oregon law may restrict the ability of our significant shareholders to exercise voting rights. The Oregon Control Share Act generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than one-fifth, one-third or one-half of the total voting power of the voting shares of the corporation. If such a transaction occurs, the person cannot vote the shares acquired in the acquisition unless voting rights are restored to those shares by:

•	the holders of a majority of the outstanding voting shares of each voting group entitled to vote; and

•	the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation’s officers and inside directors.

This law is construed broadly and may apply to both companies and persons acting as a group.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date the shares are acquired. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will be entitled to dissent and will have the right to receive the fair value of their shares if the shareholders follow the provisions of Oregon’s dissenters’ rights statute. The fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.

We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. The Oregon Business Combination Act generally prohibits a corporation from entering into a business combination transaction with a person, or an affiliate of that person, for a period of three years following the date the person acquires 15% or more of the voting stock of the corporation. For the purposes of this law, the prohibition generally applies to the following business combination transactions:

•	a merger or plan of share exchange,

•	any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and

•	transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

However, the general prohibition does not apply if:

•

the 15% shareholder, as a result of the transaction in which the person became a 15% shareholder, owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers, and certain employee benefit plans),

•	the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation’s outstanding voting stock, or

•

the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction on or after the date the shareholder acquires 15% or more of the corporation’s voting stock.

Advance Notice Provisions. Our bylaws establish advance notice procedures for shareholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.

Special Meeting Requirements. Our bylaws require that special meetings of shareholders be called at the request of our board of directors.

Cumulative Voting. Neither our articles of incorporation nor our bylaws provide for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change of control or management of RadiSys.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Shareholder Services, L.L.C.

Nasdaq Global Select Market Quotation

Our common stock is traded on the Nasdaq Global Select Market under the symbol “RSYS.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary discussion of certain material U.S. federal income tax considerations relevant to holders of the notes and the common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions in effect as of the date of this prospectus supplement, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position that is contrary to one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. This discussion is limited to (i) beneficial owners of notes who are initial holders of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code and (ii) beneficial owners of shares of our common stock received upon a conversion of the notes, where such holders hold the notes and the common stock received upon a conversion of the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). In addition, this discussion assumes that the notes constitute debt for U.S. federal income tax purposes. This discussion does not purport to deal with all aspects of U.S. federal income taxation and it does not deal with all tax consequences that may be relevant to a particular holder in light of the holder’s circumstances, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of notes or shares of our common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the U.S.;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	any estate or gift tax consequences, except as set forth below with respect to Non-U.S. Holders.

This prospectus supplement is not intended or written to be used, and it cannot be used, by any prospective purchaser for the purpose of avoiding penalties that may be imposed under the Code. This prospectus supplement is written, in part, to support the promotion or marketing of the notes. Accordingly, all prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the notes and the common stock.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is any one of the following:

•	a individual citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) formed under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; and

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of a note or common stock (other than a partnership) that is, for U.S. federal income tax purposes, not a U.S. Holder.

This discussion does not consider the federal income tax consequences of the holding or the disposition of the notes or the common stock by a partnership. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, are urged to consult their own tax advisors about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of the notes and common stock into which the notes may be converted.

U.S. Holders

Interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest on the notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is paid, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury Regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Conversion of Notes

A U.S. Holder’s conversion of a note solely into common stock and cash in lieu of fractional share of common stock will not be a taxable event, except that (i) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share and (ii) the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional shares) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock on the date of conversion. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Sale, Exchange, Redemption or Retirement of the Notes

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of notes, measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount that the U.S. Holder paid for the note less any principal payments received by such holder. Gain or loss realized on the sale, exchange, retirement or other disposition of a note generally will be long-term capital gain or loss if at the time of the disposition the note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a maximum tax rate of 15%, which maximum rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. Holder’s ability to deduct capital loss may be limited. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS pursuant to certain applicable Treasury Regulations.

The Common Stock

Distributions, if any, paid on the common stock, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary dividend income, which may qualify for a dividends-received deduction (in the case of corporate holders) or as qualified dividend income (in the case of individual holders). For tax years beginning before January 1, 2011, dividends received by individuals are generally taxed at lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the common stock, and, thereafter, as capital gain from the sale or exchange of such common stock.

A U.S. Holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of common stock equal to the difference between the amount of cash and the fair market value of any property received upon such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. The U.S. Holder’s gain or loss will generally be long-term capital gain or loss if the holder has held the common stock for more than one year at the time of the taxable disposition. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a maximum tax rate of 15%, which maximum rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. Holder’s ability to deduct capital loss may be limited. A U.S. Holder who sells shares of common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS pursuant to certain applicable Treasury Regulations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of the Notes—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder generally will be deemed to have received a distribution even if the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described above under “U.S. Holders—The Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Interest

Generally any interest paid to a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax provided that:

•

interest paid on the note is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are directly or indirectly a “related person” within the meaning of the applicable provisions of the Code;

•	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder satisfies certain certification requirements, described generally below.

This withholding exemption described in the immediately preceding bullet point is referred to as the “portfolio interest exemption.” To satisfy this certification requirement, the Non-U.S. Holder must provide to us or our paying agent, in accordance with specified procedures, a statement to the effect that the Non-U.S. Holder is not a U.S. person. These requirements will be met if:

•

the Non-U.S. holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN), or

•

the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfies the certification requirements of the applicable Treasury Regulations.

The gross amount of payments of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exception will be subject to U.S. federal withholding tax at the rate of 30% unless the Non-U.S. Holder provides us or our paying agent with one of the following properly executed forms:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from withholding tax or a reduction in withholding tax under a tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest and principal is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s trade or business in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Prospective holders are urged to consult their own tax advisors regarding the applicability of the Treasury Regulations on withholding to their particular circumstances. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of a note that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

If a Non-U.S. Holder is engaged in a trade or business in the U.S., the interest on the notes is effectively connected with the Non-U.S. Holder’s U.S. trade or business and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder will not be subject to the withholding tax discussed above (provided the non-U.S. Holder provides us with a properly executed IRS Form W-8ECI). Rather, the Non-U.S. Holder’s U.S. trade or business income will be taxed at regular U.S. federal income tax rates in a similar manner as if the Non-U.S. Holder were a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax at a 30% rate (or, if applicable, treaty-reduced rate) on its effectively connected “dividend equivalent amount,” as defined in Code section 884 for the taxable year, subject to certain adjustments.

Dividends and Constructive Distributions

In general, dividends, if any, paid to a Non-U.S. Holder of common stock (and any deemed dividends resulting from certain adjustments to the conversion rate, see “U.S. Holders—Constructive Distributions” above) will be subject to withholding of U.S. federal income tax at a 30% rate, subject to any applicable exemption or lower rate under an applicable income tax treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the Non-U.S. Holder provides us a properly executed IRS Form W-8ECI (or appropriate substitute form). Dividends that are effectively connected with a Non-U.S. Holder’s U.S. trade or business income are not subject to the withholding tax (assuming proper certification and disclosure), but are generally subject to U.S. federal income tax at graduated individual or corporate income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax described above. Because a constructive dividend deemed received by a Non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-U.S. holder, we may, at our option, set-off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, (i) cash received in lieu of a fractional share if a Non-U.S. Holder converts a note would be subject to the rules described under “—Sale, Exchange, Redemption or Retirement of Notes or Common Stock” below and (ii) any stock received with respect to accrued interest will be subject to the rules for payments of interest described above under “—Interest.”

Sale, Exchange, Redemption or Retirement of Notes or Common Stock

Subject to the discussion below concerning backup withholding, in general any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note or common stock generally will not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates in the same manner is if the Non-U.S. Holder were a U.S. Holder and, if the Non-U.S. Holder is a corporation, may be subject to branch profits tax;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who does not hold our common stock in connection with a U.S. trade or business and that holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses;

•

we are a “United States real property holding corporation” within the meaning of Section 897 of the Code during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, that as long as our common stock is regularly traded on an established securities market, only Non-U.S. Holders that have held more than 5% of our common stock or notes worth more than 5% of the aggregate value of our common stock at any time during such 5-year or shorter period would be subject to taxation under this rule. We do not believe that we are currently a U.S. real property holding corporation within the meaning of Section 897 of the Code or that we will become one in the future.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the Non-U.S. Holder satisfies the certification requirements described above under “Non-U.S. Holders—Interest” and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification requirements described above have been satisfied, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

U.S. Federal Estate Taxes

A note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will be treated as U.S. situs property that is subject to U.S. federal estate tax as a result of the individual’s death, if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8 BEN certification described above were satisfied); or

•	effectively connected with the conduct of a U.S. trade or business by the individual.

Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death (including stock treated as owned by such non-U.S. citizen or resident by reason of a transfer subject to certain retained powers, or by reason of any transfer within three years of death) will be included in the individual’s estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The preceding discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each prospective investor is urged to consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated February 6, 2008, we have agreed to sell to Credit Suisse Securities (USA) LLC, the underwriter for the offering, $50.0 million aggregate principal amount of the notes (or $55.0 million if the underwriter exercises in full its option to purchase additional notes solely to cover over-allotments, if any).

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of certain conditions.

We have granted to the underwriter an over-allotment option to purchase up to an additional $5.0 million principal amount of the notes at the initial offering price less the underwriting discounts and commissions. The underwriter may exercise this option at any time within the 30-day period beginning on the date of the underwriting agreement.

The underwriter proposes to offer the notes initially at the offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 2.1% of the principal amount per note. After the initial public offering, the underwriter may change the offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay.

	Per Note		Total
	Without over-allotment	With over-allotment	Without over-allotment	With over-allotment
Underwriting discounts and commissions paid by us	$35.00	$35.00	$1,725,000	$1,925,000
Expenses payable by us	$11.02	$10.02	$551,000	$551,000

The notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any notes, shares of our common stock, or securities convertible into or exchangeable or exercisable for any notes or shares of our common stock, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including the issuance of the notes and the common stock underlying the notes and the issuance of options or shares pursuant to employee stock option plans.

Our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions shall not apply to sales of (i) up to 6,075 shares of common stock that might be surrendered to us in connection with the vesting of restricted stock units and the payment of taxes in respect thereof and (ii) up to 25,000 shares by one of our executive officers pursuant to a 10b5-1 trading plan.

We have agreed to indemnify the underwriter against liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in that respect.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriter is not greater than the principal amount of the notes that it may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing notes in the open market.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the notes to close out the short position, the underwriter will consider, among other things, the price of the notes available for purchase in the open market as compared to the price at which it may purchase notes through the over-allotment option. If the underwriter sells more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the notes until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the underwriter and the underwriter may distribute prospectuses electronically. Internet distributions, if any, will be made on the same basis as other allocations.

In connection with the issuance of the notes, we expect to enter into a capped call transaction with the hedge counterparty. The capped call transaction is expected to reduce the potential dilution with respect to our common stock upon conversion of the notes to the extent described in “Description of Capped Call Transaction.”

SELLING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the book-running manager; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Selling Restrictions Addressing additional United Kingdom Securities Laws

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement and the accompanying prospectus supplement contain a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas and New York, New York. The validity of the shares of common stock issued upon conversion of the notes will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain matters will be passed upon for the underwriter by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements of the Modular Communications Platform Division of Intel Corporation as of December 30, 2006 and December 31, 2005 and for the two years in the period ended December 30, 2006 appearing in our Current Report on Form 8-K/A (No. 000-26844) filed on November 1, 2007 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Radisys Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. Their report states that we changed our method of consideration for prior period misstatements and changed our method for accounting for share-based payment awards in 2006. Their report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states we acquired Convedia Corporation during 2006, and we excluded from our assessment of the effectiveness of our internal control over financial reporting Convedia Corporation’s internal control over financial reporting associated with total assets of $11,522,000, exclusive of acquired goodwill of $39,720,000 and acquired identifiable intangible assets of $41,501,000, and total revenues of $5,887,000 included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2006. Their audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Convedia Corporation.

The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.radisys.com on the “Investor Relations” page through the “SEC Filings” link. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any such information superseded by information contained in later-filed documents or directly in this prospectus supplement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding those portions of any Form 8-K, including Item 2.02 and Item 7.01, that are not deemed “filed” pursuant to the General Instructions of Form 8-K). These documents contain important information about us and our financial condition.

•	The Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 2, 2007;

•

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 filed with the SEC on May 8, 2007, August 7, 2007 and November 8, 2007, respectively; and

•	Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on March 23, 2007, May 22, 2007, September 10, 2007, September 13, 2007, November 1, 2007, and January 31, 2008.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the particular securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. You should direct written requests to: RadiSys Corporation, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon 97124; Attention: Treasurer, or you may call us at (503) 615-1100.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference.

PROSPECTUS

RADISYS CORPORATION

$150,000,000

Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities

Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. Our common stock is listed on the Nasdaq Global Select Market under the symbol “RSYS.” The last reported sale price of our common stock on the Nasdaq Global Select Market on October 24, 2007 was $12.93 per share.

Investing in our securities involves risks.

See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on March 2, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, and June 30, 2007 filed with the SEC on May 8, 2007, and August 7, 2007, respectively. As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” “the Company” and “RadiSys” refer to RadiSys Corporation and include all of our consolidated subsidiaries.

THE COMPANY

RadiSys Corporation is a leading provider of embedded advanced solutions for the communications networking and commercial systems markets. Through innovative product planning, intimate customer collaboration, and combining innovative technologies and industry leading architecture, we help original equipment manufacturers (“OEMs”), systems integrators and solution providers bring better products to market faster and more economically. Our products include embedded boards, application enabling platforms and turn-key systems, which are used in today’s complex computing, processing and network intensive applications.

Strategy

Our strategy is to provide customers with standards-based advanced embedded solutions in our target markets. We believe this strategy enables our customers to focus their resources and development efforts on their key areas of competency allowing them to provide higher value systems with a time-to-market advantage and a lower total cost of ownership. Historically, system makers had been largely vertically integrated, developing most, if not all, of the functional building blocks of their systems. System makers are now more focused on their core expertise, such as specific application software, and are looking for partners like RadiSys to provide them with standards-based, merchant-supplied building blocks for a growing number of processing and networking functions.

End Markets

We provide application enabling solutions to the following two distinct markets:

Communications Networking — The communications networking market consists primarily of networking infrastructure and applications for deployment within our wireless and IP networking and messaging markets.

Commercial Systems — The commercial systems market includes the following sub-markets: medical systems, test and measurement equipment, transaction terminals and industrial automation equipment.

Market Drivers

We believe there are a number of fundamental drivers for growth in the embedded solutions market, including:

•

Increasing desire by OEMs to utilize standards-based, merchant-supplied modular building blocks and platforms to develop their new systems. We believe OEMs are combining their internal development efforts with merchant-supplied building blocks and platforms from partners like RadiSys to deliver a larger number of more valuable new products to market faster at a lower total cost of ownership.

•

Increasing usage levels of widely adopted technologies such as Ethernet, IP, Linux, media processing and CPU, GPU and NPU processors to provide programmable, intelligent and networked functionality to a wide variety of applications, including wireless, wireline and data communications, network security, image processing, transaction and monitoring and control.

•

Increasing demand for standards-based solutions, such as Advanced Telecommunications Architecture (ATCA), Session Initiation Protocol, IP Multimedia Subsystem and Computer-on-Module Express that motivates system makers to take advantage of proven and validated standards-based products.

Our principal offices are located at 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124. Our telephone number is (503) 615-1100. Our website address is www.radisys.com. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

THE OFFERINGS

Securities we may offer	The securities we may offer from time to time by this prospectus are:

•     common stock;

•     preferred stock, which we may issue in one or more series;

•     depositary shares;

•     debt securities, which we may issue in one or more series;

•     warrants entitling the holders to purchase common stock, preferred stock or debt securities; or

•     units of the above securities.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

Use of proceeds

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•     acquiring interests or companies in our industry and related businesses;

•     reducing or repaying existing or future indebtedness;

•     providing additional working capital; and

•     capital expenditures.

Risk factors	You should carefully consider all of the information set forth in or incorporated by reference into this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities.

RECENT DEVELOPMENTS

Acquisition of ATCA and compact PCI Product Lines from Intel Corporation.

On September 12, 2007, we completed an acquisition of certain assets of the Modular Communications Platform Division (“MCPD”), including products in the Advanced Telecommunications Architecture (ATCA) and compact PCI lines, of Intel Corporation, a Delaware corporation (“Intel”). In connection with the completion of the acquisition, we paid Intel approximately $31.8 million in cash. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the amended and restated purchase agreement to be filed.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30,			Year Ended December 31,
	2007	2006		2006	2005		2004		2003		2002
Ratio of earnings to fixed charges (1) (2)	—	8.3	x	—	7.9	x	5.1	x	2.1	x	—

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net loss from operation plus minority interests in consolidated subsidiaries or income (loss) from equity investees, fixed charges and amortized capital interest less interest capitalized and our minority interest in pretax income (loss) of subsidiaries that have not incurred fixed charges. For this purpose, “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.
(2)	For the six months ended June 30, 2007 and for the years ended December 31, 2006 and 2002, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for each period was $15.4 million, $13.8 million and $4.5 million, respectively.

RISK FACTORS

The following summarizes the material risks of purchasing or owning shares of our common stock. Additional unknown risks may also impair our financial performance and business operations. Our business, financial condition and/or results of operation may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of the value of their investment. You should carefully consider the risks and uncertainties described below before purchasing our common stock.

Risks Related To Our Business

Our business is inherently risky and we face numerous and varied risks, both known and unknown. Despite the knowledge and experience of management, careful evaluation, and strategic planning, we may not be able to overcome the risks associated with our business, which may prevent us from achieving our goals.

Because of our dependence on certain customers, the loss of, or a substantial decline in sales to, a top customer could have a material adverse effect on our revenues and profitability.

During 2006, we derived 66.7% of our revenues from five customers. These five customers were Nokia, Nortel, Comverse, Philips Medical Systems and Avaya. During 2006, revenues attributable to Nokia and Nortel were 39.4% and 10.3%, respectively. A financial hardship experienced by, or a substantial decrease in sales to any one of our top customers could materially affect revenues and profitability. Generally, these customers are not the end-users of our products. If any of these customers’ efforts to market the end products we design and manufacture for them or the end products into which our products are incorporated are unsuccessful in the marketplace our design wins, sales and/or profitability will be significantly reduced. Furthermore, if these customers experience adverse economic conditions in the markets into which they sell our products (end markets), we would expect a significant reduction in spending by these customers. Some of the end markets that these customers sell our products into are characterized by intense competition, rapid technological change and economic uncertainty. Our exposure to economic cyclicality and any related fluctuation in demand from these customers could have a material adverse effect on our revenues and financial condition.

We are shifting our business from predominately perfect fit (custom) solutions to more standards-based products, such as ATCA, COM Express and Media Servers. This requires substantial expenditures for R&D that could adversely affect our short-term earnings and, if this strategy is not successful could have a material adverse effect on our long-term revenues, profitability and financial condition.

We are shifting our business from predominately perfect fit solutions to more standards-based solutions, such as ATCA, COM Express and Media Server products. There can be no assurance that this strategy will be successful. This strategy requires us to make substantial expenditures for R&D in new technologies that we reflect as a current expense in our financial statements. We believe that these investments in standards-based products and new technologies will allow us to provide a broader set of products and building blocks to take to market and position us to grow on a long-term basis. Most of these investments are not expected to result in significant revenues for at least twelve to twenty-four months. Accordingly, these expenditures could adversely affect our short-term earnings. In addition, there is no assurance that these new products and technologies will be accepted by our customers and, if accepted, how large the market will be for these products or what the timing will be for any meaningful revenues. If we are unable to successfully develop and sell standards-based products to our customers, our revenues, profitability and financial condition could be materially adversely affected. Additionally, if we successfully develop standards-based products we may incur incremental R&D expenses as we tailor the standards-based products for our customers. Furthermore, we are building standards-based products to meet industry standards that define the basis of compatibility in operation and communication of a system supported by different vendors. Those standards constantly change and new competing standards emerge. The development or adaptation of products and technologies require us to commit financial resources, personnel and time significantly in advance of sales. In order to compete, our decisions with respect to those commitments must accurately anticipate, sometimes two years or more in advance, both future demand and the technologies that will win market acceptance to meet that demand.

Our projections of future revenues and earnings are highly subjective and may not reflect future results which could cause volatility in the price of our common stock.

Most of our major customers have contracts but these contracts do not commit them to purchase a minimum amount of our products. These contracts generally require our customers to provide us with forecasts of their anticipated purchases. However, our experience indicates that customers can change their purchasing patterns quickly in response to market demands and therefore these forecasts may not be relied upon to accurately forecast sales. From time to time we provide projections to our shareholders and the investment community of our future sales and earnings. Since we do not have long-term purchase commitments from our major customers and the customer order cycle is short, it is difficult for us to accurately predict the amount of our sales and related earnings in any given period. Our projections are based on management’s best estimate of sales using historical sales data, information from customers and other information deemed relevant. These projections are highly subjective since sales to our customers can fluctuate substantially based on the demands of their customers and the relevant markets. Our period to period revenues have varied in the past and may continue to vary in the future. In addition and as stated above, we have a high degree of customer concentration. Any significant change in purchases by any one of our largest customers can significantly affect our sales and profitability.

If demand for our products fluctuates, our revenues, profitability and financial condition could be adversely affected. Important factors that could cause demand for our products to fluctuate include:

•	changes in customer product needs;

•	changes in the level of customers’ inventory;

•	changes in business and economic conditions, including a downturn in the semiconductor industry; and

•	market acceptance of our products.

We have recently experienced significant changes in purchases by one of our large customers which adversely impacted the fiscal period in which it occurred. If our actual sales or earnings are less than the projected amounts, the price of our common stock may be adversely affected and accordingly our shareholders should not place undue reliance on these projections.

In addition, the price of our common stock may be adversely affected due to other factors, such as changes in analysts’ estimates regarding earnings, or may be due to factors relating to the commercial systems and communication networking markets in general. Shareholders should be willing to incur the risk of such fluctuations.

Not all new design wins ramp into production, and if ramped into production the volumes derived from such projects may not be as significant as we had originally estimated, which could have a substantial negative impact on our anticipated revenues and profitability.

From time to time we estimate the revenue from design wins, which represents three years of revenue once product development has ramped into production. If a design win actually ramps into production, the average ramp into production begins about 12 to 18 months after the initial design win, although some more complex projects can take up to 24 months or longer. After that, there is an additional time lag from the start of production ramp to peak revenue. Not all design wins ramp into production and even if a design win ramped into production, the volumes derived from such projects may be less than we had originally estimated. Design wins are sometimes canceled or delayed, or can perform below original expectations, which can adversely impact anticipated revenues and profitability.

Our business depends on the communications networking and commercial systems markets in which demand can be cyclical, and any inability to sell products to these markets or forecast customer demand could have a material adverse effect on our revenues and gross margin.

We derive our revenues from a number of diverse end markets, some of which are subject to significant cyclical changes in demand. In 2006, we derived 74.4% and 25.6% of our revenues from the communications networking and commercial systems markets, respectively. We believe that our revenues will continue to be derived primarily from these two markets. Communications networking revenues include, but are not limited to, sales to Airvana, Aspect Medical Systems, Avaya, Comverse, Hewlett Packard, Huawei Technologies Co., IBM, Intel Corporation, Intercall, a division of West Corporation, Lucent, NexTone Communications, Nokia, Nortel and Siemens AG. Commercial systems revenues include, but are not limited to, sales to Agilent Technologies, Arrow Electronics, Fluke Electronics, Philips Medical Systems, Tektronix and Universal Instruments. Generally, our customers are not the end-users of our products. If our customers experience adverse economic conditions in the markets into which they sell our products (end markets), we would expect a significant reduction in spending by our customers. Some of these end markets are characterized by intense competition, rapid technological change and economic uncertainty. Our exposure to economic cyclicality and any related fluctuation in customer demand in these end markets could have a material adverse effect on our revenues and financial condition. Significant reduction in our customers’ spending, such as what we experienced in 2001 and 2002, will result in decreased revenues and earnings. We continue to execute on our strategy of expanding into new end markets either through new product development projects with our existing customers or through new customer relationships, but no assurance can be given that this strategy will be successful.

We forecast manufacturing needs based on our customer demand mentioned above. Changes in this demand could cause us or our contract manufacturers to hold excess or obsolete inventory that may not be salable to other customers on commercially reasonable terms, and which could require inventory valuation write downs that reduce our gross margin and profitability. This risk is exacerbated by a current trend from our customers of requiring shorter lead times between placing orders with us and the shipment date. That typically necessitates an increase in our inventory or inventory of our products at our contract manufacturers’ locations, raising the likelihood that upon cancellation or deferral, we may be holding greater amounts of inventory and/or incurring additional costs. Additionally, we are contractually obligated to reimburse our contract manufacturers for the cost of excess inventory used in the manufacture of our products for which there is no forecasted or alternative use. Unexpected decreases in customer demand or our inability to accurately forecast customer demand could result in increases in our adverse purchase commitment liability and have a material adverse effect on our gross margins and profitability.

Because of our dependence and our contract manufacturers’ dependence on a few suppliers, or in some cases one supplier, for some of the components we use, as well as our dependence on a few contract manufacturers to supply a majority of our products, a loss of a supplier, a decline in the quality of these components, a shortage of any of these components, or a loss or degradation in performance of a contract manufacturer could have a material adverse effect on our business or our profitability.

We depend on a few suppliers, or in some cases one supplier, for a continuing supply of the components we use in the manufacture of our products and any disruption in supply could adversely impact our financial performance. For example, we currently solely rely on Intel for the supply of some microprocessors and other components. Alternative sources of components that are procured from one supplier or a limited number of suppliers would be difficult to locate and/or it would require a significant amount of time and resources to establish.

We also rely on contract manufacturers for the supply of approximately 80% of all of our unit volume. If these third party manufacturers fail to adequately perform our revenues and profitability could be adversely affected. Among other things, inadequate performance from our contract manufacturers could include the production of products that do not meet our high quality standards or schedule and delivery requirements and could cause us to invest in additional internal resources as we lose productivity on other important projects. In addition, alternative internal or external sources of manufacturing for RadiSys products could require significant time and resources to establish or transition. We have experienced less than optimal service from one of our contract manufacturers in North America. As a result, we have discontinued our relationship with this contract manufacturer and are currently transitioning the majority of this production to our Hillsboro facility. However, we may incur additional and unanticipated expenses or delays which may have a material adverse effect on our business or our financial performance. Also, due to the inherent risks associated with the transfer of production we may incur additional expenses related to adverse purchase commitments or excess and obsolete inventory.

The failure to successfully integrate Convedia’s business and ATCA and compact PCI product lines acquired from Intel into our operations in the expected time frame, or at all, may adversely affect our future results.

We believe that the acquisition of Convedia, completed in September 2006 and the acquisition of ATCA and compact PCI product lines from Intel in September 2007 will result in certain benefits, including expanded global reach and increased product offerings. However, to realize these anticipated benefits, Convedia’s business and the ATCA and compact PCI product lines must be successfully integrated into RadiSys’ operations by focusing on general and administrative, manufacturing and marketing and sales cooperation. The success of these acquisitions will depend on our ability to realize these anticipated benefits from integrating Convedia’s business and the acquired product lines into our operations. We may fail to realize the anticipated benefits of these acquisitions on a timely basis, or at all, for a variety of reasons, including the following:

•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the Company;

•	potential difficulties integrating and harmonizing financial reporting or other critical systems; and

•	the loss of key employees.

We operate in intensely competitive industries, and our failure to respond quickly to technological developments and incorporate new features into our products could have an adverse effect on our ability to compete.

We operate in intensely competitive industries that experience rapid technological developments, changes in industry standards, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to respond quickly and successfully to these developments, we may lose our competitive position, and our products or technologies may become uncompetitive or obsolete. To compete successfully, we must maintain a successful R&D effort, develop new products and production processes, and improve our existing products and processes at the same pace or ahead of our competitors. We may not be able to successfully develop and market these new products; the products we invest in and develop may not be well received by customers; and products developed and new technologies offered by others may affect the demand for our products. These types of events could have a variety of negative effects on our competitive position and our profitability and financial condition, such as reducing our revenue, increasing our costs, lowering our gross margin percentage, and requiring us to recognize and record impairments of our assets.

Competition in the market for embedded systems is intense, and if we lose our market share, our revenues and profitability could decline.

We compete with a number of companies providing embedded systems, including Advantech Co., AudioCodes, Embedded Communications Computing, a division of Motorola, a division within Emerson, a division within General Electric Company, Hewlett Packard, a division within IBM, Interphase, IP Unity, Kontron AG, Mercury Computer Systems and Sun Microsystems. Because the embedded systems market is growing, it is attracting new non-traditional competitors. These non-traditional competitors include contract-

manufacturers that provide design services and Asian-based original design manufacturers. Some of our competitors and potential competitors have a number of significant advantages over us, including:

•	a longer operating history;

•	greater name recognition and marketing power;

•	preferred vendor status with our existing and potential customers; and

•	significantly greater financial, technical, marketing and other resources, which allow them to respond more quickly to new or changing opportunities, technologies and customer requirements.

Furthermore, existing or potential competitors may establish cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.

As a result of increased competition, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products. We may not be able to offset the effects of any price reductions with an increase in the number of customers, cost reductions or otherwise. In addition, many of the industries we serve, such as the communications industry, are encountering market consolidation, or are likely to encounter consolidation in the near future, which could result in increased pricing pressure and additional competition thus weakening our position or causing delays in new design wins and their associated production.

Potential acquisitions and partnerships may be more costly or less profitable than anticipated and may adversely affect the price of our common stock.

Future acquisitions and partnerships may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, issuance of debt and amortization of intangible assets with determinable lives. We may also be required to charge against earnings upon consummation of the acquisition the value of an acquired business’ technology that does not meet the accounting definition of “completed technology.” Moreover, to the extent that any proposed acquisition or strategic investment is not favorably received by shareholders, analysts and others in the investment community, the price of our common stock could be adversely affected. In addition, acquisitions or strategic investments involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

•	the diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of the acquired company; and

•	performance below expectations by an acquired business.

In the event that an acquisition or a partnership does occur and we are unable to successfully integrate operations, technologies, products or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected. We may expend additional resources without receiving benefit from strategic alliances with third parties.

Our international operations expose us to additional political, economic and regulatory risks not faced by businesses that operate only in the United States.

In 2006, as measured by delivery destination, we derived 4.0% of our revenues from Canada and Mexico, 48.1% of our revenues from EMEA and 17.3% from Asia Pacific. In 2004, we opened a development center in Shanghai, China and began to utilize a contract manufacturer in Shenzhen, China. For the year ended

December 31, 2006, approximately 52% of our total revenues were associated with products produced at our China contract manufacturer. Also during 2006 we completed the acquisition of Convedia, which includes significant operations in Vancouver, British Columbia. As a result of all these activities, we are subject to worldwide economic and market condition risks generally associated with global trade, such as fluctuating exchange rates, tariff and trade policies, domestic and foreign tax policies, foreign governmental regulations, political unrest, wars and other acts of terrorism and changes in other economic conditions. These risks, among others, could adversely affect our results of operations or financial position. Additionally, some of our sales to overseas customers are made under export licenses that must be obtained from the United States Department of Commerce. Protectionist trade legislation in either the United States of America or other countries, such as a change in the current tariff structures, export compliance laws, trade restrictions resulting from war or terrorism, or other trade policies could adversely affect our ability to sell or to manufacture in international markets. Furthermore, revenues from outside the United States of America are subject to inherent risks, including the general economic and political conditions in each country. These risks, among others, could adversely affect our results of operations or financial position.

If we are unable to generate sufficient income in the future, we may not be able to fully utilize our net deferred tax assets or support our current levels of goodwill and intangible assets on our balance sheet.

We cannot provide absolute assurance that we will generate sufficient taxable income to fully utilize the net deferred tax assets of $30.3 million as of December 31, 2006. We may not generate sufficient taxable income due to earning lower than forecasted net income or incurring charges associated with unusual events, such as restructurings and acquisitions. Accordingly, we may record a full valuation allowance against the deferred tax assets if our expectations of future taxable income are not achieved. On the other hand, if we generate taxable income in excess of our expectations, the valuation allowance may be reduced accordingly. We also cannot provide absolute assurance that future income will support the carrying amount of goodwill and intangibles of $110.1 million on the Consolidated Balance Sheet as of December 31, 2006, and therefore, we may incur an impairment charge in the future.

Our products for embedded solutions are based on industry standards, which are continually evolving, and any failure to conform to these standards or lack of success of these standards could have a substantial negative impact on our revenues and profitability. In addition, these standards could take longer to be deployed or may not be deployed at all.

We develop and supply a mix of perfect fit and standards-based products. Standards-based products for embedded computing applications are often based on industry standards, which are continually evolving. Our future success in these products will depend, in part, upon our capacity to invest in, and successfully develop and introduce new products based on emerging industry standards. Our inability to invest in or conform to these standards could render parts of our product portfolio uncompetitive, unmarketable or obsolete. As new standards are developed for our addressable markets standards, we may be unable to successfully invest in, design and manufacture new products that address the needs of our customers or achieve substantial market acceptance.

If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.

We are a technology dependent company, and our success depends on developing and protecting our intellectual property. We rely on patents, copyrights, trademarks and trade secret laws to protect our intellectual property. At the same time, our products are complex, and are often not patentable in their entirety. We also license intellectual property from third parties and rely on those parties to maintain and protect their technology. We cannot be certain that our actions will protect proprietary rights. If we are unable to adequately protect our technology, or if we are unable to continue to obtain or maintain licenses for protected technology from third parties, it could have a material adverse effect on our results of operations. In addition, some of our products are now designed, manufactured and sold outside of the United States of America. Despite our precautions to protect our intellectual property, this international exposure may reduce or limit protection of our intellectual property which is more prone to design piracy.

Changes in stock-based compensation accounting rules have adversely impacted our operating results and may adversely impact our stock price.

On December 16, 2004, the Financial Accounting Standards Board issued a Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the financial statements based on their fair values and does not allow the pro forma disclosure previously used as an alternative to financial statement recognition.

We were required to adopt SFAS 123R in the first quarter of 2006. Under SFAS 123R, we applied the Black-Scholes valuation model in determining the fair value of share-based payments, with adjustments to the methodology as necessary for reporting under SFAS 123R guidelines. As a result, our operating results for the year ended December 31, 2006 contain, and our operating results for future periods will contain, a charge for share-based compensation related to stock options and shares pursuant to the 1996 Employee Stock Purchase Plan (“ESPP”), in addition to the share-based compensation associated with our restricted share awards and restricted stock units (“restricted stock”). SFAS 123R had a significant impact on our operating results for the year ended December 31, 2006, with SFAS 123R charges of $6.6 million increasing operating losses to $22.2 million, and we expect the adoption of SFAS 123R will continue to have a significant adverse impact on our operating results in the future. We anticipate that stock-based compensation will increase by $3.4 million to approximately $10 million in 2007 due primarily to the 2004 acceleration of employee stock options with an option price greater than $15.99. As a result of the acceleration, we reduced the amount of stock based compensation expense recognized in 2006; however, in 2007 stock based compensation expense will increase as the benefit from the acceleration will have been fully utilized. The increase is also due to the acquisition of Convedia. We cannot predict the effect that this adverse impact on our reported operating results will have on the trading price of our common stock.

Decreased effectiveness of share-based payment awards could adversely affect our ability to attract and retain employees.

We have historically used stock options and other forms of share-based payment awards as key components of our total rewards employee compensation program in order to retain employees and provide competitive compensation and benefit packages. In accordance with SFAS 123R, we began recording charges to earnings for stock-based compensation expense in the first quarter of fiscal 2006. As a result, we will incur increased compensation costs associated with our stock-based compensation programs making it more expensive for us to grant share-based payment awards to employees in the future. Like other companies, we have reviewed our equity compensation strategy in light of the current regulatory and competitive environment and have decided to reduce the total number of options granted to employees and the number of employees who receive share-based payment awards. Due to this change in our stock-based compensation strategy, we may find it difficult to attract, retain and motivate employees, and any such difficulty could materially adversely affect our business.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our business, our future performance is highly dependent upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting and retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition. In addition, if incentive programs we offer are not considered desirable by current and prospective employees, we could have difficulty retaining or recruiting qualified personnel. If we are unable to recruit and retain key employees, our product development, and marketing and sales could be harmed.

Our disclosure controls and internal control over financial reporting do not guarantee the absence of error or fraud.

Disclosure controls are procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, such as this Annual Report, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed to ensure that the information is accumulated and communicated to our management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Internal control over financial reporting (“internal controls”) are procedures which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that: (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of RadiSys; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of RadiSys are being made only in accordance with authorizations of management and directors of RadiSys; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of RadiSys’ assets that could have a material effect on the financial statements. To the extent that components of our Internal Controls are included in our disclosure controls, they are included in the scope of our quarterly controls evaluation.

Our management, including the CEO and CFO, do not expect that our disclosure controls or internal controls will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and we cannot assure that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Oregon corporate law, our articles of incorporation and our bylaws contain provisions that could prevent or discourage a third party from acquiring us even if the change of control would be beneficial to our shareholders.

Our articles of incorporation and our bylaws contain anti-takeover provisions that could delay or prevent a change of control of our Company, even if a change of control would be beneficial to our shareholders. These provisions:

•

authorize our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without prior shareholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates; and

•	limit the ability of shareholders to take action by written consent, thereby effectively requiring all common shareholder actions to be taken at a meeting of our common shareholders.

In addition, if our common stock is acquired in specified transactions deemed to constitute “control share acquisitions,” provisions of Oregon law condition the voting rights that would otherwise be associated with those common shares upon approval by our shareholders (excluding, among other things, the acquirer in any such transaction). Provisions of Oregon law also restrict, subject to specified exceptions, the ability of a person owning 15% or more of our common stock to enter into any “business combination transaction” with us.

The foregoing provisions of Oregon law and our articles of incorporation and bylaws could limit the price that investors might be willing to pay in the future for shares of our common stock.

We may need to raise additional capital in the future to repay our convertible senior notes, and existing or future resources may not be available to us in sufficient amounts or on acceptable terms.

During November 2003, we completed a private offering of $100 million in aggregate principal amount of convertible senior notes due November 15, 2023 to qualified institutional buyers. The notes are convertible prior to maturity into shares of our common stock at a conversion price of $23.57 per share under certain circumstances that include but are not limited to (i) conversion due to the closing price of our common stock on the trading day prior to the conversion date reaching 120% or more of the conversion price of the notes on such trading date and (ii) conversion due to the trading price of the notes falling below 98% of the conversion value. Upon conversion we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. We may redeem all or a portion of the notes at our option on or after November 15, 2006 but before November 15, 2008 provided that the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the provisional redemption. As of September 30, 2007, the convertible senior notes were not redeemable at our option. On or after November 15, 2008, we may redeem the notes at any time. On November 15, 2008, November 15, 2013, and November 15, 2018, holders of the convertible senior notes will have the right to require us to purchase, in cash, all or any part of the notes held by such holder at a purchase price equal to 100% of the principal amount of the notes being purchased, together with accrued and unpaid interest and additional interest, if any, up to but excluding the purchase date.

As of September 30, 2007, we had outstanding convertible senior notes with a face value of $100 million. While we cannot predict whether or when holders of the convertible senior notes will choose to exercise their repurchase rights, we believe that they would become more likely to do so in the event that the price of our common stock is not greater than certain levels or if interest rates increase, or both. Therefore, if a substantial portion of the convertible senior notes were to be submitted for repurchase on any of the repurchase dates, we might need to use a substantial amount of our available sources of liquidity for this purpose. Consequently, such repurchase could have the effect of restricting our ability to fund new acquisitions or to meet other future working capital needs, as well as increasing our costs of borrowing. We may seek other means of refinancing or restructuring our obligations under the convertible senior notes, but this may result in terms less favorable than those under the existing convertible senior notes.

Other Risk Factors Related to Our Business

Other risk factors include, but are not limited to, changes in the mix of products sold, changes in regulatory and tax legislation, changes in effective tax rates, inventory risks due to changes in market demand or our business strategies, potential litigation and claims arising in the normal course of business, credit risk of customers and other risk factors. Additionally, proposed changes to accounting rules could materially affect what we report under GAAP and adversely affect our operating results.

Risks Related to Our Securities

We do not intend to pay dividends on our common stock.

We have never paid any cash dividends on our common stock and do not expect to declare cash dividends on the common stock in the foreseeable future in compliance with our policy to retain all of our earnings to finance future growth. Therefore, investors will not receive any funds unless they sell their common stock, and shareholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

The price of our common stock may fluctuate significantly.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “RSYS.” The market prices of our securities are subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the debt securities.

A large number of shares of our common stock underlying options, restricted stock unit awards and convertible notes may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of shares of common stock upon the exercise of our outstanding options, restricted stock unit awards and convertible notes will result in dilution to the interests of our shareholders and you as an investor, and may have an adverse effect on the trading price and market for our common stock. As of September 30, 2007, we had options, restricted stock unit awards and convertible notes outstanding that may be exercised or converted at various times to require us to issue 7,844,000 shares, or approximately 35.3%, of our common stock on a fully diluted basis. The future sale of these shares may adversely affect the market price of our common stock. Shares issued upon exercise of our outstanding options, restricted stock unit awards and convertible notes will also cause immediate and substantial dilution to our existing shareholders. In addition, as long as these options, restricted stock unit awards and convertible notes remain outstanding, our ability to obtain additional capital through the sale of our securities might be adversely affected.

Future sales of shares of our common stock or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock, the value of our debt securities and our ability to raise funds in new equity offerings.

We may issue additional common stock, preferred stock or securities convertible into or exchangeable for common stock, in the future. Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of our debt securities and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of our debt securities.

Our board of directors may issue our authorized preferred stock without shareholder approval.

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors may, without shareholder approval, issue one or more series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. Although we do not have any current plans to issue any series or shares of preferred stock, we may do so in the future. Because the notes are convertible into shares of our common stock, the actual or potential issuance of preferred stock could result in a decrease in the trading price of the notes.

The future sales of restricted and other shares may cause dilution to each shareholder’s percentage ownership interest and could cause our stock price to decline.

Sales of a substantial amount of stock in the public market (such as the shares previously registered by us), or the perception that these sales may occur, could result in lower market prices of our common stock. This could also impair our ability to raise additional capital through the sale of other securities. As of September 30, 2007, we had 22,196,000 shares of common stock outstanding. We also have 3,601,000 shares of common stock issuable upon exercise of outstanding stock options and release of restricted stock units. Additionally, as of September 30, 2007 we have 5,903,000 shares of common stock available for future issuance under our stock plans and 1,507,000 shares of common stock reserved for future issuance under our employee stock purchase plan. All of these shares have been registered for sale. The issuance and sale of a significant number of shares of our securities upon the exercise of stock options, or the sales of a substantial number of shares of stock pursuant to Rule 144 or otherwise, could result in a dilution to each shareholder’s percentage ownership and could adversely affect the market prices of our securities.

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Our management will have broad discretion over the use of the proceeds to us from any offering and might not apply the proceeds of an offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offering, and you will have to rely on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of an offering in ways that you believe will increase the value of your investment. We will describe the expected use of net proceeds from an offering in the applicable prospectus supplement.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing and future debt at terms unfavorable to us.

Our ability to make payments on and refinance our debt, and to fund our operations and capital expenditures will depend on our ability to generate substantial operating cash flow. If our cash flows prove inadequate to meet our debt service obligations, in the future, we may be required to refinance all or a portion of our existing or future debt, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms, or at all. If we raise additional equity or equity-related securities in the future, it may be dilutive to holders of our common stock.

You should consider the U.S. federal income tax consequences of owning our securities.

There are risks associated with the U.S. federal income tax consequences of owning our debt securities and common stock. Because the tax consequences of owning our debt securities and common stock are complex and certain tax consequences may differ depending on the holder’s particular tax circumstances, each potential investor should consult with and rely on its own tax advisor about the tax consequences. In addition, there can be no assurance that the U.S. federal income tax treatment currently applicable to owning our debt securities and common stock will not be modified by legislative, administrative, or judicial action that may have a retroactive effect. No representation or warranty of any kind is made with respect to the acceptance by the Internal Revenue Service or any court of law regarding the treatment of any item of income, deduction, gain, loss or credit by an investor on its tax return.

The effect of the lending of our shares of common stock, including sales of our common stock in short sale transactions, may lower the market price of our common stock.

We may offer shares of our common stock for lending under share lending agreements. The effect of the lending of shares of our common stock could have a negative effect on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements. All statements that relate to future events or to our future performance are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plans,” “seeks,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intends,” or other comparable terminology. Some of the forward looking statements in this prospectus and the documents incorporated into it by reference include:

•	our statements concerning our beliefs about the success of our shift in business strategy from perfect fit solutions to standards-based solutions;

•	the adoption by our customers of standards-based solutions and ATCA;

•	the size of the addressable market for ATCA;

•	estimates of anticipated revenue from design wins;

•	expectations and goals for revenues, gross margin, R&D expenses, selling, general, administrative expenses and profits;

•	estimates and impact of stock-based compensation expense;

•	expectations about the benefits from and integration of the operations, technologies, products or personnel from the acquisition of Convedia;

•	estimates and impact of the costs of the acquisition of Convedia and MCPD;

•	the impact of our restructuring events on future revenues;

•	currency exchange rate fluctuations, changes in tariff and trade policies and other risks associated with foreign operations;

•	our projected liquidity; and

•

matters affecting the computer manufacturing industry including changes in industry standards, changes in customer requirements and new product introductions, as well as other risks described in “Risk Factors” above.

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. These risk factors may cause our actual results to differ materially from any forward-looking statement. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SECURITIES WE MAY OFFER

Types of Securities

The securities we may offer from time to time by this prospectus are:

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities; or

•	units of the above securities.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future.

The aggregate initial offering price of all securities sold will not exceed $150,000,000. When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•	acquiring interests or companies in our industry and related businesses;

•	reducing or repaying existing or future indebtedness;

•	providing additional working capital; and

•	capital expenditures.

Pending any use, as described in the applicable prospectus supplement, we plan to invest the net proceeds in investment-grade, short-term, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our restated articles of incorporation and restated bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.

Common Stock

As of September 30, 2007, there were 22,196,000 shares of our common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock have the following rights:

Dividends. Holders of our common stock are entitled to receive ratably such dividends on our common stock as may from time to time be declared by our board of directors out of funds legally available therefore.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive Rights, Conversion and Redemption. Holders of our common stock have no preemptive rights and no right to redeem their common stock or convert their common stock into any other securities.

Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation rights of any preferred stock.

Preferred Stock

Our board of directors is authorized, without further action by our shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

The issuance of preferred stock could delay, defer or prevent a change of control of RadiSys. We have no current plans to issue any shares of preferred stock.

Oregon Control Share and Business Combination Statutes

Oregon law may restrict the ability of our significant shareholders to exercise voting rights. The Oregon Control Share Act generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than one-fifth, one-third or one-half of the total voting power of the voting shares of the corporation. If such a transaction occurs, the person cannot vote the shares acquired in the acquisition unless voting rights are restored to those shares by:

•	the holders of a majority of the outstanding voting shares of each voting group entitled to vote; and

•	the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation’s officers and inside directors.

This law is construed broadly and may apply to both companies and persons acting as a group.

The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date the shares are acquired. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will be entitled to dissent and will have the right to receive the fair value of their shares if the shareholders follow the provisions of Oregon’s dissenters’ rights statute. The fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.

We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. The Oregon Business Combination Act generally prohibits a corporation from entering into a business combination transaction with a person, or an affiliate of that person, for a period of three years following the date the person acquires 15% or more of the voting stock of the corporation. For the purposes of this law, the prohibition generally applies to the following business combination transactions:

•	a merger or plan of share exchange,

•	any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and

•	transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

However, the general prohibition does not apply if:

•

the 15% shareholder, as a result of the transaction in which the person became a 15% shareholder, owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors who are also officers, and certain employee benefit plans),

•	the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation’s outstanding voting stock, or

•

the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction on or after the date the shareholder acquires 15% or more of the corporation’s voting stock.

Advance Notice Provisions. Our bylaws establish advance notice procedures for shareholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.

Special Meeting Requirements. Our bylaws require that special meetings of shareholders be called at the request of our board of directors.

Cumulative Voting. Neither our articles of incorporation nor our bylaws provide for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change of control or management of RadiSys.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Shareholder Services, L.L.C.

Nasdaq Stock Market Quotation

Our common stock is traded on the Nasdaq Global Select Market under the symbol “RSYS.”

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•

in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•

in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. We will identify such trustee in a prospectus supplement. The indenture, as supplemented by a supplemental indenture, is governed by the Trust Indenture Act.

The following is a summary of certain provisions of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. References below to an “indenture” are references to the indenture, as supplemented by a supplemental indenture, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of the Company. We may issue them in one or more series. The indenture does not limit the amount of debt securities that may be issued. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	whether and under what circumstances any additional amounts are payable with respect to debt securities;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	default in payment of the principal of or premium, if any, or any additional amounts with respect to such principal or premium, on any of the debt securities of such series;

•	default for 30 days in payment of any installment of interest or any additional amounts with respect to such interest on any debt security of such series beyond any applicable grace period;

•

default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

•	failure to perform any other covenant or warranty of our Company contained in such indenture or such debt securities continued for 90 days after written notice;

•	bankruptcy, insolvency or reorganization of our Company; and

•	any other event of default provided in a supplemental indenture with respect to a particular series of debt securities.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred, except for bankruptcy, insolvency or reorganization of the Company, and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. If an event of default resulting from bankruptcy, insolvency or reorganization of the Company shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or premium, if any, or interest, or additional amounts. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or premium, if any, or interest, or additional amounts on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Defeasance

The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time if:

•

(i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation, or (ii) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption;

•

the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money sufficient to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture; and

•

the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

With respect to the foregoing clauses (i) and (ii), certain obligations of the Company to the trustee shall survive. With respect to the foregoing clause (ii), the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

The indenture further provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied:

•

the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be;

•

such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

•	no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

•

the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) after the 91st day after the establishment of such trust, the amounts in such trust will not be subject to any case or proceeding in respect of the Company under applicable bankruptcy, insolvency or similar law; and

•

the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with.

Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement, to pay additional amounts, if any, in certain circumstances, and with respect to rights of conversion or exchange, if any, shall survive until such debt securities are no longer outstanding.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series. Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

•	add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

•

to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

•	add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture,

•	add any additional events of default with respect to all or any series of debt securities;

•

supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

•	make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

•	qualify such indenture under the Trust Indenture Act of 1939; or

•	make any change that does not adversely affect the legal rights of any holder.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal, or additional amounts. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify the ranking or priority of the debt securities;

•	waive a continuing default in the payment of principal of or interest on the debt securities; or

•

make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, the trustee, when selected, may provide services to us as transfer agent for our common stock and trustee under indentures relating to our senior notes and senior subordinated notes. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders.

Certain Covenants

Existence. Except as permitted under “— Consolidation, Merger and Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of its business.

Calculation of Original Issue Discount. The Company shall file with the trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more warrants, debt securities, preferred stock, common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:

•

all terms of the warrants, debt securities, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States in any of the following ways:

•	directly to investors or to other purchasers, including our existing shareholders in a rights offering;

•	through agents;

•	through dealers;

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We have reserved the right to sell the securities directly to investors, including persons who may be deemed to be underwriters within the meaning of the Securities Act, on our own behalf, in those jurisdictions where we are authorized to do so. We may also sell securities upon the exercise of rights that we may issue to our security holders. In these cases, no underwriters or agents would be involved. The sale of the securities may be effected in transactions (a) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

In connection with offerings of securities, we may enter into derivative transactions with third parties in connection with which such third parties may sell common stock registered hereunder including in short sale transactions.

If we use underwriters to sell securities, we may enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities from time to time in one or more transactions, including negotiated transactions, to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents. The underwriters may also offer the securities through underwriting syndicates represented by one or more managing underwriters or directly by on or more firms acting as underwriters.

Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of their business. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

During and after an offering through underwriters, the underwriters may purchase and sell securities in the open market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise prevail in the open market. If commenced, the underwriter may discontinue these activities at any time. Those transactions may include:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

LEGAL MATTERS

The validity of the shares of common stock and preferred stock offered by this prospectus will be passed upon for us by Stoel Rives LLP, Portland, Oregon. The validity of the depositary shares, debt securities, warrants, and units of securities offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Radisys Corporation as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Their report states that we changed our method of consideration for prior period misstatements and changed our method for accounting for share-based payment awards in 2006.

Their report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states we acquired Convedia Corporation during 2006, and we excluded from our assessment of the effectiveness of our internal control over financial reporting Convedia Corporation’s internal control over financial reporting associated with total assets of $11,522,000, exclusive of acquired goodwill of $39,720,000 and acquired identifiable intangible assets of $41,501,000, and total revenues of $5,887,000 included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2006. Their audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Convedia Corporation.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our Company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph below or by writing or telephoning us at:

RadiSys Corporation

5445 N.E. Dawson Creek Drive

Hillsboro, OR 97124

Attn: Chief Financial Officer

Tel : (503) 615-1100

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.radisys.com on the “Investor Relations” page through the “SEC Filings” link. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). These documents contain important information about us and our financial condition.

•	The Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 2, 2007;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 8, 2007 and August 7, 2007, respectively; and

•	Current Reports on Form 8-K and amended Current Report on Form 8-K/A filed with the SEC on March 23, May 22, September 10, September 13 and November 1, 2007.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: RadiSys Corporation, 5445 N.E. Dawson Creek Drive, Hillsboro, Oregon 97124; Attention: Chief Financial Officer, or you may call us at (503) 615-1100.